UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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BILL BARRETT CORPORATION

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1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held May 10, 2013

TIME AND DATE:	8:30 a.m. (Denver time)

PLACE:	The Ritz-Carlton Denver Ballroom 1881 Curtis Street Denver, CO 80202

ITEMS OF BUSINESS:

(1)    To elect three directors;

(2)    To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers (“say-on-pay”);

(3)    To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

(4)    To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

WHO CAN VOTE:	You are entitled to vote if you were a shareholder of record at the close of business on the record date, March 11, 2013.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the Important Notice Regarding the Availability of Proxy Materials.

2012 ANNUAL REPORT:	A copy of our annual report can be obtained by following the 2012 instructions on the Notice of Internet Availability of Proxy Materials.

DATE OF MAILING:	A Important Notice Regarding the Availability of Proxy Materials will be mailed to you on or about March 28, 2013. The Notice will provide instructions on how to access this proxy statement, any accompanying proxy card or voting instruction form and our 2012 annual report, as applicable, via the Internet and/or how to request a printed copy of these materials.

BOARD RECOMMENDATIONS:	The Board of Directors recommends shareholders vote FOR each of the director nominees and FOR Proposals 2 and 3.

ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS.

By Order of the Board of Directors

Francis B. Barron

Secretary

Denver, Colorado

March 28, 2013

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

PROXY STATEMENT

For the Annual Meeting of Shareholders

to be held May 10, 2013

This proxy statement is provided in connection with the solicitation of proxies on behalf of the Board of Directors of Bill Barrett Corporation, a Delaware corporation, to be voted at our annual meeting of shareholders to be held at 8:30 a.m. (Denver time) on May 10, 2013 at The Ritz-Carlton Denver Ballroom, 1881 Curtis Street, Denver, Colorado 80202, or at any adjournment or postponement of the meeting. We anticipate that the Important Notice Regarding the Availability of Proxy Materials will be first mailed or given to shareholders on or about March 28, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 10, 2013. This proxy statement is available at www.envisionreports.com/BBG.

ABOUT THE MEETING

What is the purpose of the meeting?

The purpose of the meeting is:

1.	To elect Carin M. Barth, Kevin O. Meyers, and Edmund P. Segner, III as directors of the Company to hold office until the annual meeting of stockholders to be held in the year 2014 and thereafter until their successors are duly elected and qualified;

2.	To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers (“say-on-pay”);

3.	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Am I entitled to vote at the meeting?

Only shareholders of record on March 11, 2013, the record date for the meeting, are entitled to receive notice of and to vote at the meeting. As of the close of business on March 11, 2013, there were 48,830,410 outstanding shares of common stock entitled to vote at the meeting, with each share of common stock entitling the holder of record on such date to one vote.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission, we furnish our proxy materials to our shareholders over the Internet, rather than mailing printed copies of those materials to each shareholder. Each shareholder who receives an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) has the right to vote on all matters presented at the meeting.

You will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice provides instructions as to how you may access and review a copy of our proxy materials on the Internet, including this proxy statement and our annual report. The Notice also includes instructions for requesting a printed copy of the proxy materials. If you share an address with another shareholder and have received only one Notice, follow the instructions on the Notice to request a separate copy of these materials to be sent to you at no cost. Beneficial owners (as described below) may contact their broker, bank or other nominee to request a separate copy of these materials.

Can I vote my shares by filling out and returning the Important Notice Regarding the Availability of Proxy Materials?

No. The Important Notice Regarding the Availability of Proxy Materials only identifies the items to be voted on at the meeting. You cannot vote by marking the Important Notice Regarding the Availability of Proxy Materials and returning it. The Notice provides instructions on how to cast your vote. For additional information, please see “—What are the different methods that I can use to vote my shares of common stock?” below.

What is the difference between holding shares as a “shareholder of record” and holding shares as “beneficial owner” (or in “street name”)?

Most shareholders are considered “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Shareholder of Record: If your shares are registered directly in your name with our transfer agent, you are considered the “shareholder of record” with respect to those shares. As a shareholder of record, you have the right to grant your voting proxy directly to us by submitting your vote by telephone or via the Internet, or to vote in person at the meeting. For additional information, please see “—What are the different methods that I can use to vote my shares of common stock?” below.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and the Important Notice Regarding the Availability of Proxy Materials is being forwarded to you by your broker, bank or nominee (who is considered the shareholder of record with respect to those shares). As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the meeting.

What are the different methods that I can use to vote my shares of common stock?

Shareholder of Record: If you are a shareholder of record, there are several ways for you to vote your shares, as follows:

By Written Proxy: Shareholders of record who have specifically requested and received printed proxy materials can vote their shares by marking, signing and timely returning the proxy card that is enclosed with the printed proxy materials.

By Telephone or Via the Internet: Shareholders of record who received the Important Notice Regarding the Availability of Proxy Materials can vote their shares by telephone or via the Internet by following the instructions provided in the Notice. Shareholders of record who vote by telephone or via the Internet need not return a proxy card by mail.

In Person: All shareholders of record may vote in person at the annual meeting. For those planning to attend in person, we also recommend submitting a proxy card or voting by telephone or via the Internet to ensure that your vote will be counted if you later decide not to attend the meeting.

Beneficial Owner: Beneficial owners should have received the Important Notice Regarding the Availability of Proxy Materials or voting instructions from your broker, bank or other nominee. Beneficial owners must follow the instructions in the Notice or voting instructions provided by your broker, bank or nominee in order to direct such broker, bank or other nominee as to how to vote your shares. The availability of telephone and Internet voting depends on the voting process of such broker, bank or nominee. Street name or beneficial owners must obtain a legal proxy from their broker, bank or nominee prior to the annual meeting in order to vote in person.

What are my voting rights as a shareholder?

Shareholders are entitled to one vote for each share of our common stock that they own as of the record date. Shareholders may not cumulate their votes in the election of directors.

Can I change my vote?

Yes. A shareholder may revoke or change a proxy before the proxy is exercised by filing with our Secretary a notice of revocation, delivering to us a new proxy, or by attending the meeting and voting in person. Shareholders who vote by the Internet or by telephone may change their votes by re-voting by telephone or the Internet within the time periods listed above. A shareholder’s last timely vote, whether via the Internet, by telephone or by mail, is the one that will be counted.

What constitutes a quorum?

Shareholders representing a majority of all the shares entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted towards a quorum. At the close of business on March 11, 2013, the record date for the meeting, there were 48,830,410 shares of our common stock outstanding.

What are your Board’s recommendations?

Our Board recommends a vote:

•	“FOR” each of the three nominees for election as directors;

•	“FOR” the proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers (“say-on-pay”); and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.

If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.

What vote is required to approve each proposal?

The affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. As a result, the three nominees for election as directors who receive the greatest number of votes will be elected directors. Withheld votes, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Approval of the advisory (non-binding) resolution regarding the compensation of our named executive officers (“say-on-pay”) requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Broker non-votes will have no effect on the outcome of the proposal.

Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013 requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Broker non-votes will have no effect on the outcome of the ratification.

The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated on the proxies. Unless otherwise directed, the shares represented by proxies will be voted “FOR” the election of the nominees for director, “FOR” approval of the advisory (non-binding) resolution regarding the compensation of our named executive officers, and “FOR” ratification of the appointment of Deloitte & Touche LLP. Votes at the annual meeting of shareholders are counted by the Inspector of Election appointed by the chairman of the meeting.

Other Information

A copy of our annual report for the year ended December 31, 2012 may be obtained by following the instructions on the Important Notice Regarding the Availability of Proxy Materials. None of the information contained in our annual report is proxy solicitation material.

We will bear the expense of soliciting proxies. Our officers, directors, and employees may solicit proxies, but without compensation for that solicitation other than their regular compensation as our employees. Arrangements also will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. We may reimburse those persons for reasonable out-of-pocket expenses incurred by them in forwarding such solicitation materials. All expenses involved in preparing, assembling, and mailing this proxy statement and the enclosed material will be paid by us.

Unless the context indicates otherwise, the terms “us,” “we,” “our,” or the “Company” will be used in this proxy statement to include Bill Barrett Corporation and all of its subsidiaries that existed during the period of reference.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Certificate of Incorporation was amended and restated in May 2012 to provide for the elimination of the classification of our Board of Directors and the annual election of directors following the expiration of the respective three year term of each director in effect immediately prior to that amendment. Thereafter, directors will serve annual terms until their successors are duly elected and qualified. Carin M. Barth, Kevin O. Meyers, and Edmund P. Segner, III currently serve as the Class III directors until the annual meeting to be held on May 10, 2013; Jim W. Mogg and Michael E. Wiley currently serve as the Class I directors until the annual meeting to be held in 2014; and William F. Owens and Randy I. Stein currently serve as the Class II directors until the annual meeting to be held in 2015.

On behalf of the Board of Directors, the Nominating and Corporate Governance Committee of the Board of Directors nominated Carin M. Barth, Kevin O. Meyers, and Edmund P. Segner, III for election to the Board. The Board of Directors recommends that each of Carin M. Barth, Kevin O. Meyers, and Edmund P. Segner, III be re-elected to the Board of Directors, to hold office until the 2014 annual meeting of shareholders, and thereafter until each of their successors is elected and qualified or his or her earlier resignation or removal. Biographical information concerning each nominee and our other directors and executive officers is set forth below under “Directors and Executive Officers.”

Assuming the presence of a quorum, the affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. Cumulative voting is not permitted in the election of directors. Consequently, each shareholder is entitled to one vote for each share of common stock held in the shareholder’s name on each matter. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote the shares represented by that proxy for Carin M. Barth, Kevin O. Meyers, and Edmund P. Segner, III. For purposes of the election of directors, withheld votes, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum.

Each of the nominees named above has consented to be named in this proxy statement as a nominee for director and to serve on the Board of Directors if elected. It is not anticipated that any of the nominees will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person or persons as the Board of Directors or the Nominating and Corporate Governance Committee may recommend.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF CARIN M. BARTH, KEVIN O. MEYERS, AND EDMUND P. SEGNER, III AS DIRECTORS.

Directors and Named Executive Officers

The following table sets forth, as of March 11, 2013, the names of our directors and our named executive officers, their respective positions and ages, and the year in which each director was initially elected as a director. Previously, each director has been elected to serve for a three year term until the corresponding annual meeting of shareholders and thereafter until his successor is duly elected and qualified or until his or her earlier resignation or removal. Because our certificate of incorporation was amended and restated in May 2012 to provide for the annual election of all directors, all directors will stand for election annually once their respective terms expire. Additional information concerning each of these individuals, including the experience, qualifications, attributes and/or skills that led the Nominating and Corporate Governance Committee and the Board to determine that each should serve as a director, follows the table.

Named Executive Officers	Age	Position	Year First Elected As Director
R. Scot Woodall	51	Chief Executive Officer, President, and Chief Operating Officer	—
Robert W. Howard	58	Chief Financial Officer and Treasurer	—
Stephen W. Rawlings	58	Senior Vice President—Operations	—
Fredrick J. Barrett*	52	Former Chief Executive Officer, President, and Chairman	2002	*
Kurt M. Reinecke**	54	Former Executive Vice President—Exploration	—

Other Executive Officers
Francis B. Barron	50	Executive Vice President—General Counsel and Secretary	—
David R. Macosko	51	Senior Vice President—Accounting	—

Non-Employee Directors
Carin M. Barth (2)(3)	50	Director	2012	***
Kevin O. Meyers (1)(3)(4)	59	Director	2011
Jim W. Mogg (2)(3)(4)	64	Chairman	2007
William F. Owens (2)(3)	62	Director	2010
Edmund P. Segner, III (1)(2)(4)	59	Director	2009
Randy I. Stein (1)(3)	59	Director	2004
Michael E. Wiley (1)(2) (4)	62	Director	2005

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Member of the Reserves and EHS Committee.
*	Mr. Barrett resigned from his respective officer positions in January 2013.
**	Mr. Reinecke resigned from his officer position in January 2013.
***	Ms. Barth was appointed to the Board of Directors on July 1, 2012.

Named Executive Officers

R. Scot Woodall. Mr. Woodall has served as our Chief Executive Officer and President since January 2013 and as Chief Operating Officer since July 2010. He served as our Executive Vice President—Operations from February 2010 until July 2010 and as our Senior Vice President—Operations from April 2007 until February 2010. Prior to joining Bill Barrett Corporation, Mr. Woodall served as Senior Vice President—Western US for Forest Oil Corporation from 2004 to April 2007 and as Drilling and Production Manager for Forest Oil Corporation from 2000 until 2004. Mr. Woodall has over 28 years of industry experience.

Robert W. Howard. Mr. Howard has served as our Chief Financial Officer and Treasurer since March 30, 2007. He served as Chief Financial Officer for Quantum Resources, a private oil and gas company headquartered in Denver, from May 2006 until March 2007. Previously, Mr. Howard served from January 2002 through May 2006 in various executive positions for the Company, including Executive Vice President—Finance and Investor Relations and Treasurer from February 2003 until May 2006 and as Chief Financial Officer from our inception in January 2002 until February 2003. From August 2001 until December 2001, Mr. Howard served as Vice President—Finance and Administration and a director of AEC Oil & Gas (USA) Inc., an indirect subsidiary of Alberta Energy Company, Ltd., an oil and gas exploration and development company that subsequently was merged into PanCanadian Energy Corporation and then renamed EnCana Corporation. From 1984 through its sale in 2001, Mr. Howard served in various positions at Barrett Resources, including as Senior Vice President—Investor Relations and Corporate Development and Senior Vice President Accounting and Finance and Treasurer.

Stephen W. Rawlings. Mr. Rawlings has served as our Senior Vice President—Operations since December 2010. Previously, Mr. Rawlings served as Division Operations Manager for Samson Resources from December 2009 to December 2010 and as Production Manager for Forest Oil Corporation from 2001 to October 2009 . Mr. Rawlings has 32 years of oil and gas experience as a petroleum engineer with both major and independent producing companies, including seven years with Tenneco Oil and two years with Gulf Oil.

Fredrick J. Barrett. Mr. Barrett served as Chief Executive Officer and Chairman of the Board from March 2006, as President from July 2010 and as a director from the Company’s inception in 2002 until January 2013. Mr. Barrett served as Chief Operating Officer of the Company from June 2005 through February 2006. Mr. Barrett served as senior geologist of Barrett Resources Corporation, a publicly traded exploration and production company (“Barrett Resources”), and its successor, Williams Production RMT Company, a wholly-owned subsidiary of The Williams Companies, in the Rocky Mountain Region from 1997 through 2001, and as a geologist from 1989 to 1996. From 1987 to 1989, Mr. Barrett was a partner in Terred Oil Company, a private oil and gas partnership providing geologic services for the Rocky Mountain Region. From 1983 to 1987, Mr. Barrett worked as a project and field geologist for Barrett Resources.

Kurt M. Reinecke. Mr. Reinecke served as our Executive Vice President—Exploration from February 2009 until January 2013. He served as our Senior Vice President—Exploration, Southern Division from March 2006 until February 2009 and previously served as Vice President—Exploration, Southern Division from our inception in January 2002 through February 2006. From 1985 to 2001, Mr. Reinecke served as a senior exploration geologist or operations geologist in numerous Rocky Mountain and Mid-Continent basins for Barrett Resources.

Other Executive Officers

Francis B. Barron. Mr. Barron has served as our Executive Vice President—General Counsel since February 2009 and as Secretary since March 2004. He served as our Senior Vice President—General Counsel from March 2004 until February 2009. He served as our Chief Financial Officer from November 2006 until March 2007. Mr. Barron was a partner at the Denver, Colorado office of the law firm Patton Boggs LLP from February 1999 until February 2004, practicing corporate, securities and general business law. Prior to February 1999, Mr. Barron was a partner at Bearman Talesnick & Clowdus Professional Corporation, a Denver law firm. Mr. Barron’s clients included publicly traded and private oil and gas companies, including the Company and Barrett Resources.

David R. Macosko. Mr. Macosko has served as our Senior Vice President—Accounting since February 2010 and previously served as our Vice President—Accounting from May 2006 until February 2010. Mr. Macosko has served as our Controller since June 2005 and previously served as Manager—Operations Accounting from 2003 until May 2005. Prior to joining the Company, Mr. Macosko served in various accounting capacities at other oil and gas companies.

Non-Employee Directors

Carin M. Barth. Ms. Barth has served as a director since July 2012. Ms. Barth has also served as a director at Western Refining, Inc., a publicly traded oil refiner, since 2006, Strategic Growth Bancorp, Inc., a privately held bank holding company, since 2010, and Capital Bank, SSB, an affiliate of Strategic Growth Bancorp, since May 2010. Additionally, Ms. Barth was a director of the Texas Public Finance Authority from 2006 to 2008, Amegy Bancorporation, Inc. from 2006 to 2009, and Encore Bancshares, Inc., a publicly traded financial holding company, from 2009 to 2012. Ms. Barth is the Co-Founder and President of LB Capital, Inc., a private capital company, and a Commissioner of the Texas Department of Public Safety and was the Chief Financial Officer of the U.S. Department of Housing and Urban Development from 2004 to 2005. Ms. Barth’s experience in varied financial matters, including as Chief Financial Officer for several entities, her experience with mergers and acquisitions, her experience in operating a private capital company and her board service on numerous public and private company boards are key attributes, among others, which make her well qualified to serve as a director of the Company.

Kevin O. Meyers. Dr. Meyers has served as a director since December 2011. Dr. Meyers served as Senior Vice President, Exploration and Production, Americas of ConocoPhillips from 2009 until 2010. He also served as President, ConocoPhillips Canada from 2006 to 2009, and served as President for several other ConocoPhillips predecessor companies from 2000 through 2006. Dr. Meyers has an impressive academic education, coupled with a strong oil and gas exploration and production background. Dr. Meyers retired from ConocoPhillips in 2010 and serves as a director for Denbury Resources Inc., a publicly traded oil and gas company, Hornbeck Offshore Services, Inc., a publicly traded offshore oil and gas exploration service provider, Precision Drilling Corporation, a publicly traded oil field service provider, and the World Energy Council. He served as a director of LUKOIL, an international vertically-integrated oil and gas company, from January 2005 until June 2007. Dr. Meyers brings significant leadership and management experience as a result of his service as an executive and a director. In addition, his academic background and extensive experience in the oil and gas industry provide operational and technical expertise to the Board.

Jim W. Mogg. Mr. Mogg has served as a director of the Company since May 2007, as Lead Director from February 2010 until January 2013, and as Chairman since January 2013. Mr. Mogg also has served as a director for ONEOK, a publicly traded diversified energy and natural gas distribution company, since July 2007 and ONEOK Partners, a master limited partnership that operates natural gas and natural gas liquids gathering, processing, pipelines, and fractionation assets, since August 2009. From 2005 until 2007, Mr. Mogg served as chairman of DCP Midstream Partners and from 2004 through 2006, Mr. Mogg was Group Vice President and Chief Development Officer for Duke Energy Corporation. From 2000 through 2003, Mr. Mogg was Chairman, President and CEO of Duke Energy Field Services and, as a member of TEPPCO’s board, served as Vice Chairman/Chairman. Previously, Mr. Mogg held various executive and senior management positions at Duke Energy and Pan Energy over a 27 year period. Mr. Mogg has also served on several nonprofit and industry boards, including being a past President of the Gas Processors Association. As a result of Mr. Mogg’s service as chief executive officer and in other executive positions and as a director of many natural gas distribution and pipeline companies, he provides a strong operational and strategic background and has valuable business, leadership and management experience and insights into many aspects of the operations of these types of businesses, which are important to our ability to market and transport our natural gas and natural gas liquids production. Mr. Mogg also brings financial expertise to the Board, including through his previous supervision of principal financial officers, his involvement in financing transactions, and his service on the audit committees of other companies. In addition, Mr. Mogg’s current and previous directorships at other companies provide him with extensive corporate governance experience. In light of the foregoing, Mr. Mogg is qualified to analyze all financial and operational aspects of the Company as well as to advise and, if necessary and appropriate, challenge management with respect to the Company’s operations and strategy.

William F. Owens. Mr. Owens has served as a director since May 2010. Mr. Owens served as Governor of Colorado from 1999 to 2007, and as Colorado State Treasurer from 1994 to 1998. Prior to his public service,

Mr. Owens was on the consulting staff at Touche Ross & Co. (now Deloitte & Touche LLP), served as Executive Director of the Colorado Petroleum Association, which represented more than 400 energy firms doing business in the Rocky Mountains region, and as Executive Vice President of the Rocky Mountain Oil and Gas Association. He has served as a director of Key Energy Services, Inc., a publicly traded oil field services company, since 2007, Cloud Peak Energy Inc., a publicly traded coal company, since January 2010, Federal Signal, a publicly traded manufacturing and communications company, since April 2011, and was a director at FESCO Transport Group, an integrated transportation company listed on the Russian Trading System, from 2007 until June 2012. Mr. Owens’ background as the Governor of Colorado and as the executive director of an energy trade group provide valuable leadership, management and regulatory experience and insights into the issues we face and that are important to our ability to operate as an oil and gas production company in the current regulatory environment. Mr. Owens also brings financial expertise to the Board, including through his service on the audit committees of other public companies and his previous service as the Treasurer of the State of Colorado.

Edmund P. Segner, III. Mr. Segner has served as a director since August 2009. Mr. Segner currently is a professor in the practice of engineering management in the Department of Civil and Environmental Engineering at Rice University in Houston, Texas, a position he has held since July 2006 and full time since July 2007. In 2008, Mr. Segner retired from EOG Resources, Inc. (EOG), a publicly traded independent oil and gas exploration and production company. Among the positions he held at EOG was President, Chief of Staff, and Director from 1999 to 2007. During the period March 2003 through June 2007, he also served as the principal financial officer of EOG. Mr. Segner is a certified public accountant. He has served as a member of the board or as a trustee for several non-profit organizations as well as being a director of Exterran Partners, L.P., a master limited partnership that provides contract operations services, since May 2009 and Laredo Petroleum, Inc., a mid-continent oil and gas exploration and development company, since August 2011. He served as a director of Seahawk Drilling, Inc., an offshore oil and natural gas drilling company, from August 2009 until October 2011. Mr. Segner’s service as president, principal financial officer and a director of a publicly traded oil and gas exploration and development company provides our Board of Directors with a strong operational, financial, accounting and strategic background and provides valuable business, leadership and management experience and insights into many aspects of the operations of exploration and production companies. Mr. Segner also brings financial and accounting expertise to the Board, including through his experience in financing transactions for oil and gas companies, his background as a certified public accountant, his service as a principal financial officer, his supervision of principal financial officers and principal accounting officers, and his service on the audit committees of other companies.

Randy I. Stein. Mr. Stein has served as a director and the chair of our Audit Committee since July 2004. Mr. Stein is a self-employed tax, accounting, and general business consultant. Since January 2005, Mr. Stein has served as a director and chairman of the audit committee of Denbury Resources Inc., a publicly traded exploration and production company. From July 2000 until its sale in June 2004, Mr. Stein was a director of Westport Resources Corporation, a publicly traded Denver-based oil and natural gas exploration and development company, where Mr. Stein served as the chair of the audit committee. Mr. Stein served from 2001 through 2005 as a director of Koala Corporation, a Denver based-public company engaged in the design, production, and marketing of family convenience products, where he served on the audit and compensation committees. Mr. Stein previously was a Principal of PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, where he spent 20 years with the Firm. Mr. Stein’s background in public accounting and tax services, focused on oil and gas companies, provides our Board of Directors with strong financial and accounting leadership and insights into many aspects of the financial reporting and tax issues facing exploration and production companies. Mr. Stein brings additional financial, accounting and tax expertise to the Board through his background as a vice president of taxation of a publicly traded oil and gas company, and his service on the audit committees, including as chair, of other publicly traded oil and gas exploration and development companies.

Michael E. Wiley. Mr. Wiley has served as a director since January 2005. Mr. Wiley has served as a director of Tesoro Corporation, a publicly traded independent oil refiner and marketer, since 2005, and as a director of Post Oak Bank, NA, a privately held bank, since 2004. Since 2007, Mr. Wiley has served as a Trustee of Fidelity Funds, which manages mutual funds. Mr. Wiley served as Chairman of the Board and Chief Executive Officer of Baker Hughes Incorporated, a publicly traded oilfield services company, from August 2000 until October 2004. He also served as President of Baker Hughes Incorporated from August 2000 to February 2004. Mr. Wiley was a director of Spinnaker Exploration Company, a publicly traded exploration and production company, from 2001 until its sale in 2005. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company, a publicly traded integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President, and Chief Executive Officer of Vastar Resources, Inc., a publicly traded exploration and production company. As a result of Mr. Wiley’s service as chief executive officer, chief operating officer and in other executive positions and as a director of an oilfield services company, an exploration and production company, and an integrated energy company, he provides a strong operational and strategic background and has valuable business, leadership and management experience and insights into many aspects of the operations of these types of businesses which are important to our business. Mr. Wiley also brings financial expertise to the Board, including through his service as a trustee of Fidelity Funds, his involvement in financing transactions in his executive officer roles, and his supervision of principal financial officers.

Beneficial Owners of Securities

The following table and footnotes show information as of March 11, 2013, except as otherwise noted, regarding the beneficial ownership of our common stock by:

•	each shareholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each member of our Board of Directors and each of our named and other executive officers; and

•	all members of our Board of Directors and our named and other executive officers as a group.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the address for each person set forth in the table is c/o Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202.

In calculating the number of shares beneficially owned by each person and the percentage owned by each person, we have assumed that all shares issuable upon exercise of options or the vesting of restricted shares on or prior to May 10, 2013 are beneficially owned by that person. The total number of shares outstanding used in calculating the percentage owned assumes no exercise of options held by other persons.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Outstanding Common Shares Beneficially Owned (1)
5% Shareholders:
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	6,387,032	(2)	13.1%

Shapiro Capital Management LLC 3060 Peachtree Road, Suite 1555 N.W. Atlanta, GA 30305	5,642,472	(3)	11.6%

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Outstanding Common Shares Beneficially Owned (1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,816,733	(4)	9.9%

State Farm Mutual Automobile Insurance Company and related entities	4,377,989	(5)	9.1%
One State Farm Plaza Bloomington, IL 61710

S.A.C. Capital Advisors, L.P. 72 Cummings Point Road Stamford, CT 06902	3,345,144	(6)	6.9%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX, 78746	2,859,325	(7)	5.9%

Vanguard Group Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,716,341	(8)	5.6%

Named and Other Executive Officers and Directors:
Fredrick J. Barrett	602,751	(9)	1.2%
Francis B. Barron	204,777	(10)	*
Carin M. Barth	7,010		*
Robert W. Howard	451,562	(11)	*
David R. Macosko	77,015	(12)	*
Kevin O. Meyers	2,223		*
Jim W. Mogg	63,978	(13)	*
William F. Owens	11,737	(14)	*
Stephen W. Rawlings	33,181	(15)	*
Kurt M. Reinecke	164,960	(16)	*
Edmund P. Segner, III	19,139	(17)	*
Randy I. Stein	41,139	(18)	*
Michael E. Wiley	64,152	(18)	*
R. Scot Woodall	174,516	(19)	*

All named and other executive officers and directors as a group (14 persons)	1,918,140	(20)	3.8%

*	Less than 1%

(1)	Based on an aggregate of 48,830,410 shares of our common stock outstanding as of March 11, 2013.

(2)	Based solely on information as of December 31, 2012 included in a Schedule 13G/A filed with the SEC on February 8, 2013.

(3)	Based solely on information as of December 31, 2012 included in a Schedule 13G filed with the SEC on February 11, 2013.

(4)	Based solely on information as of December 31, 2012 included in a Schedule 13G/A filed with the SEC on January 10, 2013.

(5)	Based solely on information as of December 31, 2012 included in a Schedule 13G filed with the SEC on February 7, 2013.

(6)	Based solely on information as of December 31, 2012 included in a Schedule 13G/A filed with the SEC on February 14, 2013.

(7)	Based solely on information as of December 31, 2012 included in a Schedule 13G filed with the SEC on February 11, 2013.

(8)	Based solely on information as of December 31, 2012 included in a Schedule 13G filed with the SEC on February 13, 2013.

(9)	Includes 327,577 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2013 and 1,573 shares in Mr. Barrett’s company 401(k) account.

(10)	Includes 146,814 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2013, 878 shares held by Mr. Barron as custodian for his minor children, and 1,802 shares in Mr. Barron’s company 401(k) account.

(11)	Includes 303,897 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2013, 135,571 shares held by a trust for which Mr. Howard serves as a trustee, and 1,916 shares in Mr. Howard’s company 401(k) account.

(12)	Includes 67,852 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2013, 44 shares held by Mr. Macosko as custodian for his minor children, and 1,761 shares in Mr. Macosko’s company 401(k) account.

(13)	Includes 37,500 shares of common stock issuable upon exercise of options that have vested or will vest on or before May 10, 2013.

(14)	Includes 3,750 shares of common stock issuable upon exercise of options that have vested or will vest on or before May 10, 2013.

(15)	Includes 23,845 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2013 and 787 shares in Mr. Rawling’s company 401(k) account.

(16)	Includes 136,521 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2013 and 1,599 shares in Mr. Reinecke’s company 401(k) account.

(17)	Includes 15,000 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2013.

(18)	Includes 37,500 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2013.

(19)	Includes 144,613 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2013 and 1,736 shares in Mr. Woodall’s company 401(k) account.

(20)	Includes 1,282,369 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2013 for all directors and executive officers as a group.

CORPORATE GOVERNANCE

Set forth below in question and answer format is a discussion about our corporate governance policies and practices and other matters relating to our Board of Directors and its committees.

General

Have you adopted corporate governance guidelines?

Yes, our Board has formally adopted corporate governance guidelines that address such matters as director qualification standards, director responsibilities, board committees, director access to management and independent advisors, director compensation, director orientation and continuing education, evaluation of our chief executive officer, management succession, and performance evaluations of our Board.

Have you adopted a code of business conduct and ethics?

Yes, our Board has formally adopted a corporate code of business conduct and ethics applicable to our directors, officers, and employees. Our corporate code includes a financial code of ethics applicable to our chief executive officer, chief financial officer, and controller or chief accounting officer.

How can I view or obtain copies of your corporate governance materials?

Current copies of the guidelines and codes mentioned above, as well as the charters for each standing committee of our Board and our bylaws (the “Bylaws”), are available on our website for viewing and printing. Go to http://www.billbarrettcorp.com, then to the “About Us” tab and then to the “Corporate Governance” tab. We also will provide shareholders with a free copy of these materials upon request. Requests may be made by mail, telephone, or via the Internet as follows:

Bill Barrett Corporation

Attention: Corporate Secretary

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

http://www.billbarrettcorp.com

Board of Directors

How many independent directors do you have? How do you determine whether a director is independent?

Our Board affirmatively determined that seven of the eight directors who served at the end of fiscal year 2012 are “independent” as that term is defined by New York Stock Exchange (“NYSE”) rules. The seven current directors who served during 2012 determined to be independent are Ms. Barth and Messrs. Meyers, Mogg, Owens, Segner, Stein, and Wiley. In making the determination of whether directors were independent, the Board of Directors considered the directors’ relationships with us, including commercial relationships with entities affiliated with the directors, and the specific provisions of the NYSE corporate governance standards that would make a director not independent. The purpose of this review was to determine whether any of these relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our Board affirmatively determined, based on its understanding of these transactions and relationships, that all of the directors nominated for election at the annual meeting are independent under the standards set forth by the NYSE.

How many times did your Board meet last year?

Our Board met in person or by telephone conference nine times during 2012.

Did any of your directors attend fewer than 75% of the meetings of your Board and such director’s assigned committees during 2012?

No. All directors attended at least 75% of the meetings of our Board and assigned committees during 2012.

How many of your directors attended the 2012 annual meeting of shareholders?

All but one of our current directors who were directors at the time attended and were introduced during our 2012 annual meeting of shareholders. We strongly encourage our directors to attend annual meetings, but we do not have a formal policy regarding attendance.

What is your Board leadership structure?

Our Board is headed by our Chairman of the Board. Currently, our Chairman is director Jim W. Mogg. As Chairman, Mr. Mogg presides over meetings of the full Board of Directors and prepares the agendas for these meetings in consultation with the Chief Executive Officer.

We believe our Board leadership structure is appropriate because the Chairman of the Board, through his consultation with the Chief Executive Officer, is able to prepare agendas that reflect the current needs of the Company due to the Chief Executive Officer’s day-to-day management of the Company while the Chairman of the Board also can consider the strategic needs of the Company. The Chairman is able to assist the full Board of Directors with oversight of management, strategic planning, and risk oversight and assessment through his interaction with the Chief Executive Officer, his collaboration with the Chief Executive Officer on Board meeting agendas, and his setting of agendas and presiding over executive sessions of the non-management directors.

Do your non-management directors and independent directors meet in executive session?

Yes, our non-management directors and independent directors meet separately at least quarterly, usually at each regularly scheduled meeting of our Board. Our corporate governance guidelines provide that the presiding director position for executive sessions shall be the Chairman (a non-management director elected by the Board) and, if there is no Chairman or the Chairman is absent, the presiding director position will rotate among the Chairs of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

What is the Board’s role in risk oversight?

Our Board administers its risk oversight function directly and through its committees. The Board has regular discussions with management regarding our major risk exposures, their potential operational and financial impact on the Company, and the steps we take to manage them. These discussions occur at least quarterly, usually during our regular meetings of the Board of Directors. The Board’s committees oversee risks associated with their respective areas of responsibility. For example, the Audit Committee administers risk oversight through its oversight of our internal audit function and interaction with internal audit staff, other management, and our outside auditors. The Compensation Committee administers risk oversight through its oversight of compensation practices and the Compensation Committee’s assessment of the potential impact of those practices on risk-taking. The Nominating and Corporate Governance Committee administers risk oversight through its oversight of our internal corporate governance process and our management succession plan. The Reserves and EHS Committee administers risk oversight through its oversight of our independent engineering consultants and our reserves evaluation process and reporting system and, beginning in 2013, through its oversight of environmental, health and safety policies, practices and procedures.

How can interested parties communicate directly with your non-management directors?

Shareholders and other interested parties who are interested in communicating directly with the non-management directors may write to the non-management directors at the address for our corporate headquarters. Similarly, shareholders and other interested parties who would like to communicate directly with the entire Board of Directors may direct their questions or comments to the Board of Directors in care of the Corporate Secretary at our headquarters. Our Corporate Secretary will forward all correspondence to the Board of Directors. Executive officers of the Company may have access to these communications addressed to the Board of Directors except in instances in which the charters of a committee of the Board of Directors or the Company’s Code of Business Conduct and Ethics require anonymity.

How are your directors compensated?

See “Executive Compensation—Director Compensation” for information about our director compensation.

Committees

Does your Board have any standing committees?

Yes, our Board presently has the following standing committees:

•	Audit Committee;

•	Compensation Committee;

•	Nominating and Corporate Governance Committee; and

•	Reserves and EHS Committee.

Each of these committees is composed entirely of independent directors. From time to time, the Board may appoint other committees or subcommittees for specific purposes.

Has your Board adopted charters for each of these committees? If so, how can I view or obtain copies of them?

Yes, our Board has adopted a charter for each of these committees. Current copies of the charters are available on our website for viewing and printing. Go to http://www.billbarrettcorp.com, then to the “About Us” tab and then to the “Corporate Governance” tab. We also will provide shareholders with a free copy of the charters upon request. See “Corporate Governance—General—How can I view or obtain copies of your corporate governance materials?” for more information about requesting copies from us.

Audit Committee

What does the Audit Committee do?

The primary purposes of the Audit Committee are to assist the Board in monitoring:

•	The integrity of our financial statements and earnings press releases;

•

Our independent public accounting firm’s qualifications and independence. In addition, the Audit Committee approves the appointment of our independent public accountants and their associated fees and terms of service;

•	The performance of our internal audit function and independent public accountants; and

•	Our compliance with legal and regulatory requirements applicable to financial reporting, disclosure matters and compliance with the Company’s Code of Business Conduct and Ethics.

The Audit Committee also prepares a report each year in conformity with the rules of the SEC for inclusion in our annual proxy statement. See “Audit Committee Report” below.

Who are the members of the Audit Committee?

The Audit Committee currently consists of Kevin O. Meyers, Edmund P. Segner, III, Randy I. Stein, and Michael E. Wiley, with Mr. Stein serving as Chair.

Does the committee have an audit committee financial expert?

Yes, our Board has determined that each of Mr. Stein and Mr. Segner meets the qualifications of an “audit committee financial expert” as defined by SEC rules. Our Board has determined that all members of the Audit Committee are independent under the standards set forth by the NYSE and SEC rules.

How many times did the Audit Committee meet last year?

The Audit Committee held eight meetings in person or by telephone conference during 2012.

Compensation Committee

What does the Compensation Committee do?

The primary purposes of the Compensation Committee are to:

•

Annually review and approve, in coordination with the Nominating and Corporate Governance Committee, corporate goals and objectives relevant to the Chief Executive Officer and evaluate the Chief Executive Officer’s performance in light of those goals and objectives;

•	Review, evaluate, and approve the compensation of all directors, our officers and other key employees;

•	Review and discuss our compensation disclosure and analysis with management and recommend its inclusion in our proxy statement; and

•	Produce a report on executive compensation each year for inclusion in our annual proxy statement.

The Compensation Committee has the sole authority to oversee the administration of compensation programs applicable to all of our employees, including executive officers. The Compensation Committee may delegate some or all of its authority to subcommittees when it deems appropriate.

Who are the members of the Compensation Committee?

The Compensation Committee currently consists of Carin M. Barth, Jim W. Mogg, William F. Owens, Edmund P. Segner, III, and Michael E. Wiley, with Mr. Wiley serving as Chair.

How many times did the Compensation Committee meet last year?

The Compensation Committee held 10 meetings in person or by telephone conference during 2012.

What are the Compensation Committee’s processes and procedures for consideration and determination of executive compensation?

The Compensation Committee reviews executive compensation at least annually. With limited exceptions, the Compensation Committee makes all decisions regarding the compensation of our executive officers in the first quarter of each year. These decisions include adjustments to base salary, grants of cash bonuses, and grants of equity awards. See “Executive Compensation—Compensation Discussion and Analysis” for more information regarding the Compensation Committee’s processes and procedures for consideration and determination of executive compensation.

Nominating and Corporate Governance Committee

What does the Nominating and Corporate Governance Committee do?

The primary purposes of the Nominating and Corporate Governance Committee are to:

•	Identify, evaluate, and recommend qualified nominees to serve on our Board of Directors;

•	Oversee the annual evaluation of the Board and report to the Board with an assessment of the Board’s performance;

•

Annually review and approve, in coordination with the Compensation Committee, corporate goals and objectives relevant to the Chief Executive Officer and evaluate the Chief Executive Officer’s performance in light of those goals and objectives;

•	Maintain a management succession plan; and

•	Develop and oversee our internal corporate governance processes.

Who are the members of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee currently consists of Carin M. Barth, Kevin O. Meyers, Jim W. Mogg, William F. Owens, and Randy I. Stein, with Mr. Owens serving as Chair.

How many times did the committee meet last year?

The Nominating and Corporate Governance Committee held six meetings during 2012.

What guidelines does the Nominating and Corporate Governance Committee follow when considering a director nominee for a position on the Board?

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors and for evaluating potential or suggested director nominees. Although the Nominating and Corporate Governance Committee has not established written criteria or a set of specific minimum qualifications, our corporate governance guidelines provide that any assessment of a potential director nominee will include the individual’s qualification as independent, as well as consideration of his or her background, ability, judgment, skills, and experience in the context of the needs of our Board. The Nominating and Corporate Governance Committee also considers whether a prospective nominee has relevant business or financial experience or a specialized expertise and the diversity of the nominee and the Board as a whole.

Does the Nominating and Corporate Governance Committee consider candidates for the Board who are recommended by shareholders and, if so, what are the procedures for submitting such recommendations?

Yes, the Nominating and Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Nominations from shareholders will be considered on the same basis as nominees from other sources. Any such suggestions, together with appropriate biographical information, should be submitted to the Chair of the Nominating and Corporate Governance Committee, c/o Francis B. Barron, Secretary, Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202. See “What is the process a shareholder must follow to nominate a director?” below for the complete requirements for nominations.

What is the process a shareholder must follow to nominate a director?

Our Bylaws provide that nominations for the election of directors may be made by or at the direction of the Board of Directors, which has directed the Nominating and Corporate Governance Committee to make nominations, or by any shareholder entitled to vote for the election of directors who has complied with the notice procedures of the Bylaws. To be considered, nominations by shareholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of shareholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no such meeting was held in the preceding year, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. Each notice of nomination of directors by a shareholder must set forth the following information, which will be considered by the Nominating and Corporate Governance Committee in determining whether to nominate the candidate for consideration for election as a director:

•	The name, age, business address and, if known, residence address of each nominee proposed in the notice;

•	The principal occupation or employment of each such nominee for the five years preceding the date of the notice;

•	The number of shares of our stock that are beneficially owned by each nominee;

•	Any arrangement, affiliation, association, agreement, or other relationship of the nominee with any of our shareholders;

•	Any other information required by Regulation 14A under the Securities Exchange Act to be disclosed in solicitations for proxies for the election of nominees for director;

•	The nominee’s written consent to serve as a director if elected; and

•

As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of our shares that are owned beneficially and of record by such shareholder and such beneficial owner, and (iii) whether either such shareholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee or nominees.

The chairman of any meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with this procedure and that the defective nomination will be disregarded.

Reserves and EHS Committee

What does the Reserves and EHS Committee do?

The primary purposes of the Reserves and EHS Committee are to:

•	Approve the appointment of, and any proposed change in, the independent engineering consultants retained to assist us in the annual review of our reserves;

•	Approve the scope of and oversee an annual review or audit of our reserves by the independent engineering consultants, having regard to industry practices and all applicable laws and regulations;

•	Review the qualifications and independence of our independent engineering consultants;

•	Approve the independent engineering consultants’ engagement fees and terms of service;

•	Monitor the performance of our independent engineering consultants;

•	Review the integrity of our reserves evaluation process and reporting system;

•	Review any material reserves adjustments;

•	Review variances between the Company’s and the independent engineering consultant’s estimates of reserves; and

•	Review the Company’s environmental, health and safety (“EHS”) policies, practices and procedures.

Who are the members of the Reserves and EHS Committee?

The Reserves and EHS Committee currently consists of Kevin O. Meyers, Jim W. Mogg, Edmund P. Segner, III, and Michael E. Wiley, with Mr. Segner serving as Chair.

How many times did the Reserves and EHS Committee meet last year?

The Reserves and EHS Committee held five meetings during 2012.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Carin M. Barth

Jim W. Mogg

William F. Owens

Edmund P. Segner, III

Michael E. Wiley, Chair

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides a description of the material elements of our executive compensation program, as well as perspective and context for decisions made during 2012 regarding the compensation for our named executive officers, or NEOs, who are identified below:

•	Fredrick J. Barrett, Chairman, Chief Executive Officer and President

•	R. Scot Woodall, Chief Operating Officer

•	Robert W. Howard, Chief Financial Officer and Treasurer

•	Steven W. Rawlings, Senior Vice President—Operations

•	Kurt M. Reinecke, Executive Vice President—Exploration

Mr. Barrett and Mr. Reinecke resigned from their respective officer positions in January 2013 and Mr. Woodall was appointed interim Chief Executive Officer and President. Because Messrs. Barrett and Reinecke held the offices noted as of December 31, 2012, they are included as NEOs in this Compensation Discussion and Analysis.

Executive Summary

As described in more detail throughout this Compensation Discussion and Analysis, our executive compensation programs seek to encourage and reward contributions and align the interests of our NEOs with those of our shareholders by rewarding performance that meets or exceeds established goals. Our Compensation Committee believes that our long-term objective of increasing shareholder value is closely tied to our ability to compete for talented executives who are motivated to achieve short-term and long-term business objectives. The Committee also believes that its approach to choosing performance metrics and threshold, target, and stretch performance levels, and its evaluation of performance results, assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives.

Therefore, in line with our pay for performance philosophy, our Compensation Committee has designed and regularly reviews and refines our executive compensation programs with an intention to accomplish the following goals:

•	Enhance our ability to attract and retain highly qualified executives.

•	Focus our executives on financial and operating goals by tying a substantial portion of their compensation to performance targets for which they are held accountable.

•	Encourage performance that aligns executive compensation with shareholder value.

Our executive compensation program is designed to promote the attainment of short-term and long-term business objectives to increase shareholder value. Total compensation for our NEOs consists of base salary, a performance cash bonus, and equity-based compensation. Actual payouts vary based on individual and corporate performance measured against annual and long-term performance goals, consistent with our “pay for performance” philosophy. At the May 2012 annual meeting of shareholders, 97% of the votes cast were voted in favor of our say on pay proposal regarding the 2011 compensation of our NEOs.

Key Features of Our Executive Compensation Program

•	A significant portion of the compensation of our NEOs is performance-based. Performance-based compensation is delivered through a performance-based cash bonus plan and performance-based equity.

•	No employment agreements. We do not have employment agreements with any of our NEOs.

•	Double-trigger severance provisions. Our change-in-control agreements require both a change-in-control event and termination of employment before applicable benefits become payable.

•	No tax gross-ups. We do not gross-up or reimburse for taxes other than for excise taxes that may be payable pursuant to the change-in-control agreements.

•	No executive perquisites. We do not provide executives with perquisites or other personal benefits other than those offered to other employees.

•	Mandatory stock ownership. We require our executive officers and directors to have meaningful stock ownership in the Company.

2012 Business Results

For 2012, we continued our focus of the past two years on increasing the oil portion of our asset portfolio and had the following significant business results:

•	Increased oil production by 80% and overall production by approximately 10% over 2011 to 118 Bcfe.

•	Increased the oil component of proved reserves by 66% over 2011 and received proceeds of $329 million by divesting natural gas properties.

•	Increased exposure to oil with oil property acquisitions in our Denver-Julesburg Basin operating area.

•	Increased drilling locations for oil by 46% to 2,885 gross locations.

Compensation Philosophy

Our compensation philosophy is that Company and individual performance has an impact on all elements of compensation and, consequently, we link a significant portion of our executive officers’ total compensation to the achievement of annual performance goals and the long-term performance of our company. As such, our compensation program is designed to encourage the achievement of goals established relative to key drivers of value for our shareholders, including growth in oil and natural gas reserves, production, cash flow, and profitability and controlling costs. The compensation programs also are designed to provide compensation opportunities that support the attraction and retention of key management and technical talent. We pursue these objectives while stressing the safety of our employees, contractors and the public and while acting in an environmentally responsible manner.

Neither the individual components of compensation nor total compensation of our NEOs is targeted at specific levels relative to market benchmark data. Rather, the Compensation Committee generally positions total compensation opportunities (i.e., target compensation) for our executive officers at levels commensurate with our size relative to our peer group (discussed in “Compensation Benchmarking” below). The Compensation Committee also retains discretion to set pay levels for individual executive officers based on individual performance or other factors in order to achieve our overall objectives.

Elements of Compensation

The primary elements of our executive compensation programs are summarized below. Additional information regarding each element is provided below in the section titled “Discussion of Compensation Elements and Performance Criteria.”

•	Base salary that is competitive with compensation offered by other oil and natural gas exploration and production companies with which we compete for talent;

•

Annual incentive compensation in the form of performance cash bonuses to reward achievement of company-wide objectives, individual responsibility and productivity, high quality work, and impact on our results, including company-wide safety, performance and profitability;

•

Equity awards consisting of stock options, restricted stock, and performance shares to reward performance, to provide incentive to increase shareholder value, to align the interests of our named executives with shareholders, and to support the retention of our named executives;

•	Supplemental retirement through a non-qualified deferred compensation plan; and

•	Benefits generally available to all employees (401(k) retirement plan, health and welfare arrangements, etc.).

There is no pre-established formula for the allocation between cash and non-cash compensation and short-term and long-term compensation. Instead, each year the Compensation Committee determines, in its discretion and business judgment, the appropriate level and mix of cash and non-cash and short-term and long-term incentive compensation for named executives to reflect Company and individual performance, and consideration of market pay levels and practices as described below in the section titled “Annual Review of Executive Compensation.”

Annual Review of Executive Compensation

The Role of Our Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation programs, including reviewing and approving the compensation arrangements for our NEOs and other senior management. In the first quarter of each year, the Compensation Committee reviews prior year compensation of the named executive officers, determines bonus payouts for prior year performance, and makes decisions regarding current year salaries and equity awards for each named executive officer. During these reviews, the Compensation Committee also approves the calculations of vesting of performance shares based on our prior year performance. After careful consideration of the information described in this Compensation Discussion and Analysis, including competitive benchmarking data provided by the Committee’s compensation consultant, performance evaluations, recommendations of our Chief Executive Officer, and current economic conditions, the Compensation

Committee determines the levels and allocation of compensation among cash (salary and bonus) and equity (stock options, restricted stock and performance shares) for our Chief Executive Officer and the other named executive officers.

The Role of Compensation Consultants

Under the terms of its charter, the Compensation Committee is authorized to retain the services of a compensation consultant. In 2011, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent advisor. Meridian is an independent compensation consulting firm and does not provide any other services outside of matters pertaining to executive and director compensation and related corporate governance matters. Meridian reports directly to the Compensation Committee, which is the sole party responsible for determining the scope of services performed by Meridian, the directions given to Meridian regarding the performance of those services, and the approval of the payment of invoices for those services.

Services performed by Meridian for the Compensation Committee during 2012 included preparation of competitive benchmarking reviews regarding the executive and director compensation, evaluation of proposed compensation programs or changes to existing programs, provision of information on current trends in executive compensation, and updates regarding applicable legislative and governance activity.

The Compensation Committee reviewed the relationships of Meridian and its employees to the Company and its employees and to the Compensation Committee to assess the independence of Meridian pursuant to SEC rules. Based on this assessment, the Compensation Committee has concluded that no conflict of interest exists that would prevent Meridian from independently representing the Compensation Committee.

The Role of Management

Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President—General Counsel, and Vice President—Human Resources were involved in gathering data about our compensation practices, discussing peer companies, providing suggested performance metrics, and responding to questions from the Compensation Committee and Meridian. In addition, our Chief Executive Officer provides recommendations to the Compensation Committee regarding the compensation for the NEOs other than himself. The Compensation Committee considered these recommendations in making decisions regarding 2012 compensation.

Compensation Benchmarking

To assist in its determination of the compensation of our officers and pay decisions for 2012, the Compensation Committee considered a competitive benchmarking review prepared by Meridian. The benchmarking review provided peer group data for each element of compensation (base salary, annual bonus, and long-term incentives), as well as information regarding the design of the peers’ compensation programs. Competitive compensation data in the benchmarking review are based on Meridian’s proprietary oil and gas exploration and production industry survey database and supplemented by information in peer company public disclosures. The Compensation Committee uses this review as a reference point for assessing the overall competitiveness of our executive compensation programs.

The companies that comprise the peer group reflect direct competitors in the exploration and production industry, against which we compete for business opportunities, investor capital and in the market for executive talent. Selection criteria utilized by Meridian and the Compensation Committee include: scope of operations (U.S. onshore producers; natural gas focused); financial and operational metrics (such as assets, revenues, market capitalization, enterprise value, production, and the volume and value of reserves); and the availability of market compensation data. The Compensation Committee reviews the composition of the peer group annually and considers changes to the peer group, as warranted. These changes may occur as the result of changes in our strategy, business combinations, asset sales or other types of transactions that cause peer companies to no longer exist or to no longer be comparable. The peer group used for comparing the compensation of our named executive officers for the 2011-2012 compensation cycle was comprised of the companies listed below. With regard to the financial and operational metrics described above, we are generally positioned at or below the 25th percentile relative to the peer group:

•	Berry Petroleum Company

•	Cabot Oil & Gas Corporation

•	Cimarex Energy Company

•	Comstock Resources, Inc.

•	Concho Resources, Inc.

•	Continental Resources, Inc.

•	Exco Resources, Inc.

•	Forest Oil Corporation

•	PDC Energy, Inc.

•	Quicksilver Resources Inc.

•	Range Resources Corporation

•	SandRidge Energy, Inc.

•	SM Energy Company

•	Ultra Petroleum Corporation

•	Whiting Petroleum Corporation

Based on the peer selection criteria described above, Meridian recommended and the Compensation Committee approved the companies included in the peer group. The Compensation Committee also decided to remove three companies from the peer group used for 2011 and added five new peer companies based on Meridian’s recommendation. The companies that were added were Berry Petroleum Company, Concho Resources, Inc., Continental Resources, Inc. PDC Energy, Inc., and Whiting Petroleum Corporation. The companies removed were Newfield Exploration Co. due to its size and scope of operations, Petrohawk Energy Corp. due to its size and being acquired by another company in July 2011, and Southwestern Energy Co. due to its size and operations other than exploration and production activities.

Performance Evaluations

In setting compensation for the NEOs, the Compensation Committee also considered individual performance evaluations of the NEOs, other than the Chief Executive Officer, that are prepared by the Chief Executive Officer and the performance evaluation of the Chief Executive Officer that was performed by the independent directors in a process facilitated by our Lead Director.

Consideration of 2012 Say on Pay Vote in 2012 Compensation Decisions

At our annual meeting of shareholders held on May 10, 2012, 97% of votes cast were voted in favor of the proposal to approve an advisory resolution regarding the 2011 compensation program for our named executive officers (‘‘say-on-pay’’ vote). The Compensation Committee believes this result is an indication that a vast majority of our shareholders are satisfied with our executive compensation policies and decisions, and that our executive compensation program effectively aligns the interests of our named executive officers with the interests of our shareholders. The Compensation Committee considered the results of the May 2012 say-on-pay vote, but such results did not impact the Committee’s decisions regarding the determination of executive compensation for 2012. We will continue to consider the outcome of our “say-on-pay” vote results when determining future compensation policies and pay levels for our named executive officers.

In May 2011, an advisory vote also was held on the frequency of the “say-on-pay” proposal. As recommended by the Board, shareholders expressed their preference for an annual advisory vote on executive compensation, and we have implemented that recommendation.

Discussion of Compensation Elements and Performance Criteria

Base Salary

We provide our named executive officers with base salaries to compensate them for services rendered during the fiscal year. We believe that the base salaries should be competitive relative to compensation offered by other oil and gas exploration and production companies with which we compete for talent. The Compensation Committee does not identify specific target ranges for the base salary of each executive officer. Rather, decisions regarding base salary are based on the position and responsibility of each NEO, information provided in the competitive benchmarking review, and other data that the Compensation Committee deems relevant.

The Compensation Committee reviews the base salaries of our NEOs on an annual basis and makes adjustments based on subjective evaluations of each individual officer’s performance, our company’s performance, and a comparison to executives holding comparable positions at the peer companies. In February 2012, based on these considerations, the Compensation Committee made the following adjustments to the annual salaries for each named executive officer:

Name	2011 Annual Salary	2012 Annual Salary	% Increase
Fredrick J. Barrett	$450,000	$500,000	11.11%
R. Scot Woodall	$377,600	$392,704	4.00%
Robert W. Howard	$324,872	$337,867	4.00%
Steven W. Rawlings	$260,000	$303,400	16.69%
Kurt M. Reinecke	$283,250	$302,580	6.82%

The percentage increases for Mr. Barrett and Mr. Rawlings were larger than the other NEOs to better align their base salaries with competitive levels among our peer group based on benchmarking data provided by Meridian.

Performance Cash Bonus Plan

The Compensation Committee believes that annual cash bonuses provide a market-competitive element of compensation and are an appropriate way to incentivize strong corporate and individual performance. In February 2011, the Compensation Committee approved, and in May 2011 our shareholders approved, our Performance Cash Bonus Plan (the “Performance Cash Plan”). The Performance Cash Plan was developed to emphasize pay-for-performance by providing annual cash awards to employees for the achievement of pre-determined levels of Company performance.

Under the Performance Cash Plan, our NEOs are assigned a target bonus, expressed as a percentage of their annual base salary. The bonus targets are dependent upon each NEO’s position and role with the Company and are reviewed annually. For 2012, the target bonus percentages for our named executive officers were as follows:

Name	Bonus Target (as a % of Base Salary)
Fredrick J. Barrett	100%
R. Scot Woodall	90%
Robert W. Howard	85%
Steven W. Rawlings	75%
Kurt M. Reinecke	75%

The Performance Cash Plan design provides each NEO with the opportunity to earn 50% of target bonus value based on the Company’s achievement of threshold performance (minimum level required); 100% of target bonus value based on the Company’s achievement of target performance; and 200% of target bonus value based on the Company’s achievement of stretch performance (maximum value level). Threshold, target, and stretch levels of performance were established for these metrics. Target levels are believed to be achievable with additional effort beyond threshold levels and stretch levels of performance are believed to be capable of being met with extraordinary efforts and that the increased performance from these efforts as the target and stretch levels are reached creates additional value for our company well in excess of the increase in the bonus pool at these levels. Award payouts for results between the threshold, target, and stretch levels of performance are determined using linear progression between these levels.

The performance metrics and goals approved by the Compensation Committee for 2012, along with their respective weightings are summarized below. A number of factors went into the selection of the 2012 performance metrics and goals for the Performance Cash Plan, including the commodity price outlook and business and market conditions. Some of the criteria are related to measures for which we have given public guidance (such as net production, general and administrative expense, and lease operating expenses). In general, the operating and financial performance metrics and weightings were selected because we believe they are key value drivers in the exploration and production (“E&P”) sector, and for our company and, in the case of the health and safety and environmental metrics, focus our employees on important principles of our company. The operating and financial metrics are among the criteria that many analysts and investors utilize in valuing exploration and production companies. We believe that improved performance in these areas will result in increased value for our shareholders.

Performance Metric	Weighting	Threshold Goals	Target Goals	Stretch Goals	2012 Actual Results	% of Target Earned
Organic production	10%	121 Bcfe	124 Bcfe	130 Bcfe	117.3 Bcfe; Below threshold goal	0.0%
Organic oil production	30%	2,310 MBbls	2,618 MBbls	2,980 MBbls	2,648 MBbls; Between target and stretch goals	33.6%
Organic lease operating expenses (“LOE”) per unit of production	20%	$0.63 per Mcfe	$0.59 per Mcfe	$0.52 per Mcfe	$0.62 per Mcfe; Between threshold and target goals	12.5%
Adjusted cash general and administrative (“G&A”) expense (1)	5%	$53.5 million	$50.0 million	$45.0 million	$44.8 million; Exceeded stretch goal	10.0%
Health & Safety—lost time accidents	5%	Better than 50th percentile	Better than 70th percentile	Better than 90th percentile	Below 50th percentile; Below threshold goal	0.0%

Performance Metric	Weighting	Threshold Goals	Target Goals	Stretch Goals	2012 Actual Results	% of Target Earned
Environmental— accidents/$1 million of capital expenditures	5%	0.0058 10% improvement	0-0051 20% improvement	0.0038 40% improvement	0.0031; Exceeded stretch goal	10.0%
					Total	66.1%

(1)	Adjusted cash G&A expense excludes cash bonuses to avoid an iterative calculation when determining the cash bonuses; excludes G&A expense related to acquired properties; and has been adjusted to include directors fees paid with common stock rather than cash. We do not provide guidance on adjusted cash G&A expense.

Based on Company performance relative to the 2012 performance metrics as shown in the above table, the annual Performance Cash Plan funded at 66.1% of target. In February 2013, the Compensation Committee approved the payment of bonuses to our executive officers. The individual payouts were determined based on target payout as a percentage of base salary and individual performance. See the “Summary Compensation Table” below for the amount paid to each NEO. As a result, each NEO received a bonus equal to 66.1% of that NEO’s target bonus.

Equity Based Compensation

We use long-term equity awards to create incentives for increased performance by our employees to drive shareholder value, including the named executive officers, by providing them the opportunity to receive added compensation as a result of increases in the value of our common stock. Any increases in the value of our common stock also benefit all shareholders, thereby aligning our employees’ interests with those of our shareholders. The vesting requirements of these awards also promote employee retention.

In making decisions concerning the amounts of stock option, restricted stock, and performance share awards made to our NEOs, the Compensation Committee considers several factors, including competitive benchmarking data, the performance of the Company, and individual officer performance. Equity awards also have vesting requirements to enhance employee retention and to provide incentive to increase long-term shareholder value. In February 2012, the Compensation Committee approved the issuance of stock options, restricted stock, and performance shares to our NEOs and senior managers, and restricted stock to certain of our other employees. See “Grants of Plan-Based Awards Granted During 2012” below. The Compensation Committee also determined that there was no vesting of the performance shares granted in 2010 (the “2010 Program”), based on the lack of achievement of pre-established performance goals for 2012. See “—Performance Shares—2012 Vesting of 2010 Program Performance Shares” below.

Stock Options

For 2012, the number of stock options granted represented approximately 40% of the total equity award value for each NEO. The exercise price for our stock options is the fair market value of our common stock on the date those options are granted. The awards vest 25% on each of the first four anniversaries of the date of grant.

Restricted Stock

For 2012, the number of shares of restricted stock granted represented approximately 20% of the total equity award value for each NEO. Restricted stock awards vest 25% on each of the first four anniversaries of the date of grant.

Performance Shares

For 2012, the number of performance shares granted represented approximately 40% of the total equity award value for each NEO. Grants of performance shares are made periodically to align the compensation of our NEOs and other key employees with the achievement of pre-established goals related to performance metrics that are key indicators of shareholder value. Currently, we have three tranches of performance shares outstanding: The 2010 Program, a program approved in February 2012 (the “2012 Program”), and a program approved in February 2013 (the “2013 Program”).

2010 Program. Pursuant to the 2010 Program, award recipients have the opportunity to earn 25% of the granted shares per year over a four year period if target performance goals are achieved. On an annual basis, the Compensation Committee establishes target and stretch performance goals for a portion of the shares granted as part of the 2010 Program that may be earned in that year. If the target performance goals are not achieved for a given year, shares will not be earned. However, such shares may be earned in a subsequent year, subject to achievement relative to applicable performance targets. Any shares that have not vested over the four year period because performance goals are not achieved will be forfeited. If stretch performance goals are achieved, vesting may be accelerated such that up to 50% of the granted shares may be earned in a given year, but in no event will more than 100% of the initial performance shares be earned and vested. This potential to accelerate vesting provides an incentive to achieve performance in excess of the target goals.

Based on the Company’s actual performance in 2010 relative to goals for that year, 28.2% of the performance shares originally granted to the NEOs as part of the 2010 Program were earned and vested. Based on the Company’s actual performance in 2011 relative to goals for that year, an additional 29.1% of the performance shares originally granted to the NEOs as part of the 2010 Program were earned and vested. At the beginning of 2012, 42.7% of the performance shares originally granted to the NEOs as part of the 2010 Program remained unearned and unvested. Based on 2012 performance, no additional performance shares vested for 2012. Any performance shares granted pursuant to the 2010 Program that have not vested by February 16, 2014 will be forfeited.

2012 Vesting of 2010 Program Performance Shares. In March 2012, the Compensation Committee approved the 2012 performance metrics and weightings for vesting of the remaining performance shares granted as part of the 2010 Program. In setting the performance metrics, the Compensation Committee considered the commodity price outlook, business and market conditions, an assessment of the key value drivers of value for our shareholders. The Compensation Committee believes the performance measures chosen are aligned with our shareholders’ interests. The operating and financial metrics are among the criteria that many analysis and investors utilize in valuing exploration and production companies. We believe that improved performance in these areas will result in increased value for our shareholders. Based on our 2012 performance, no shares vested under the 2010 Program for 2012. The 2012 performance metrics, actual performance, and resulting vesting are summarized below:

Performance Metric	Weighting	Target Goals(1)	Stretch Goals(1)	2012 Actual Results	% of 2010 Program Shares Earned
Organic proved reserves additions (Bcfe) (2)	20%	205 Bcfe	290 Bcfe	82 Bcfe; Below target	0%
Organic 3P reserve additions (Bcfe) (2)	20%	152 Bcfe	304 Bcfe	44 Bcfe; Below target	0%
Net increase of PV10 of proved reserves (2)	20%	18%	28%	15.5%; Below target	0%
Discretionary cash flow (millions)	20%	$435	$460	$410; Below target	0%
Total Shareholder Return (“TSR”)	20%	See below		14th out of 16	0%
		Total			0%

(1)	For each metric, 6.25% of unvested performance shares will be earned and vested upon achievement of Target goals; 12.5% of unvested performance shares will be earned and vested upon achievement of Stretch goals; vesting of performance shares will be based on linear interpolation for performance between Target and Stretch.
(2)	Excludes the effects of price revisions or material acquisitions.

The TSR metric relates to a measurement of our performance relative to a group of 15 companies, or 16 including our company, that are the same as the group described above under “Annual Review of Executive Compensation—Compensation Benchmarking”. TSR is calculated based on the difference between the closing stock price on the last trading day of the year as reported by the NYSE, or other recognized national securities market (adjusted for any stock splits) divided by the closing stock price on the last day of the previous year. TSR also includes dividends paid, if any, by assuming dividends are reinvested in the same security at the closing price of the previous day.

If our TSR is:	The percentage of the TSR related performance shares (percentage of all performance shares) that will vest shall be:
The highest or second highest of the Performance Peer Group	50.0%(10.0%)
The third or fourth highest of the Performance Peer Group	37.5%(7.5%)
Median or higher of the Performance Peer Group but less than the first, second, third or fourth highest of the Performance Peer Group, i.e. the fifth, sixth or seventh highest	25%(5.0%)
Below median of the Performance Group	No vesting

If our TSR is negative for the year, vesting of TSR related performance shares will be reduced by 50% of the amount otherwise computed. In addition, if our TSR was at least 15% for the year but the TSR is below the median, vesting of TSR related performance shares was to be at 12.5% (50% of target vesting of 25%).

2012 Program. Pursuant to the 2012 Program, up to 100% of the performance shares granted in February 2012 will vest on May 1, 2015 if the recipient of those shares continues to be our employee on that date and the target performance criteria established by the Compensation Committee are met, as determined by the Compensation Committee, and up to an additional 100% of each recipient’s performance shares will vest if the stretch criteria established by the Compensation Committee are met, as determined by the Compensation Committee, with the additional vesting occurring on a linear basis for performance between the target and stretch criteria. The Compensation Committee approved three metrics with equal weighting to be measured over the three year period ending December 31, 2014: relative TSR, relative discretionary cash flow per debt adjusted share, and reserves per debt adjusted share. For 2012, the number of performance shares granted represented approximately 40% of the total equity award value for each NEO. The number of performance shares granted to NEOs pursuant to the 2012 Program is set forth below under “Grants of Plan-Based Awards Granted During 2012”.

2013 Program. Pursuant to the 2013 Program, up to 100% of the performance shares granted in February 2013 will vest on May 1, 2016 if the recipient of those shares continues to be our employee on that date and the target performance criteria established by the Compensation Committee are met, as determined by the Compensation Committee, and up to an additional 100% of each recipient’s performance shares will vest if the stretch criteria established by the Compensation Committee are met, as determined by the Compensation Committee, with the additional vesting occurring on a linear basis for performance between the target and stretch criteria. The Compensation Committee approved the same three metrics as the 2012 Program with equal weighting to be measured over the three year period ending December 31, 2015: relative TSR, relative discretionary cash flow per debt adjusted share, and reserves per debt adjusted share. Debt adjusted shares are determined as the average of the sum of (1) common shares outstanding at the end of each quarter and (2) the debt balances at the end of each quarter divided by the stock price at the end of the respective quarter. Performance share grants in 2013 represented 50% of the value of equity awards made to NEOs.

Timing of Equity Awards

Our Compensation Committee considers any annual grants of equity awards to officers and employees in the first quarter of each year so that the compensation information can be included in our Annual Report on

Form 10-K or proxy statement. These annual grants typically are made in February after we issue a press release in January containing the production for the prior year, year-end reserves for the prior year and guidance on capital expenditures, production, LOE, gathering and transportation expense, and G&A expenses (excluding non-cash stock-based compensation expense) for the coming year. Before making equity grants, the Compensation Committee seeks to confirm with management that there is no material nonpublic information that it needs to consider in making grant decisions. Awards for executive officers are required to be made at a meeting of the Compensation Committee, called for that purpose, or at other regularly scheduled meetings of the Compensation Committee. Awards are not made by written consent.

The exercise price of options granted under our 2004 Stock Incentive Plan (“2004 Plan”) is equal to the closing price of our common stock on the NYSE on the trading day immediately preceding the date of grant. Our other equity plans provide that the exercise price cannot be less than the closing price on the date of grant. The determination of the exercise price under all our plans complies with the requirements for determining fair market value pursuant to the Internal Revenue Code (the “Code”) and related regulations.

2012 Compensation Actions

For 2012, the Compensation Committee made base salary adjustments for named executive officers to recognize individual performance and to better align with competitive market levels. In order to provide additional incentive to management to drive long-term growth and value, the Compensation Committee allocated a significant portion of long-term equity compensation to the 2012 Program, which may vest in three years based on achievement of predetermined metrics. The Compensation Committee believes these changes support the objectives of our executive compensation program, including market competitiveness and a strong performance orientation. The charts below illustrate the target pay mix for 2012 for our CEO and the other named executive officers:

401(k) Retirement Savings Plan

We do not have a defined benefit pension plan. We maintain an employee retirement savings plan, the 401(k) Plan, to provide an additional means of attracting and retaining qualified employees by providing tax-advantaged opportunities for employees to save for retirement or future events. Under the 401(k) Plan, we currently contribute on behalf of each employee 100% of the contribution made by that employee, up to a maximum Company contribution of 6% of the employee’s gross salary and cash bonus for a particular pay period. The Compensation Committee has the discretion to discontinue or modify the match if business conditions warrant. One-half of our matching contribution is paid in cash and one-half is paid in our common stock. All contributions to the 401(k) Plan are immediately vested and employees can immediately sell the portion of the match made with our common stock. Participation in the 401(k) Plan is at the discretion of each individual employee, and the Compensation Committee is not involved in the administration of the 401(k) Plan. The named executive officers participate in the 401(k) Plan on the same basis as all other employees.

Deferred Compensation Plan

In February 2010, the Compensation Committee approved a non-qualified deferred compensation plan for our executive officers and certain other employees (the “2010 Deferred Compensation Plan”). This plan, which became effective on April 3, 2010, is intended to assist in the retention and recruitment of senior level employees by providing a competitive retirement benefit. The 2010 Deferred Compensation Plan is a “401(k) overlay” program that matches in cash 6% of compensation above the Code Section 415 limit ($250,000 in 2012) with the flexibility to provide additional compensation deferral options. The named executive officers and all other officers are eligible to participate in the plan. Pursuant to the plan, participants may defer up to 90% of their combined base salaries and bonuses after reaching the Section 415 limit. In total, we will match the deferred amount up to 6% of the participant’s cash salary and bonus. The Compensation Committee has the discretion to discontinue or modify the match if business conditions warrant. All amounts deferred and matched under the plan vest immediately. The deferred amounts are payable to the participants at a time pre-selected by the participants, which can include separation from employment, death or disability, a change in control, or a set in-service date. The amount of the payouts will be tied to actual investment returns for mutual funds chosen by the participants from a group of mutual funds selected by the plan committee. The matching contributions made by the Company are included under “All Other Compensation” in the “Summary Compensation Table” below. Additional information is included in the narrative disclosure and table under “Non-qualified Deferred Compensation for 2012” below.

Change-in-Control Agreements

Our named executive officers and senior managers are covered by change-in-control agreements. We believe these agreements allow us to be competitive with other independent oil and gas exploration and production companies in attracting and retaining our executive officers and other officers and senior managers. Estimates of the payments that would be made using various assumptions and a summary of the material terms of these agreements, including the double trigger requirement, are included below under “Payments Upon Termination and Change in Control”.

Other Compensation

Our named executive officers receive health and life insurance benefits, transportation expense reimbursement of up to $125 per month, commuter bus and train passes, and reimbursement of $40 per month for health club dues on the same terms as offered to other employees.

Other Information

Named Executive Officer and Director Stock Ownership Guidelines

Because the Board believes in linking the interests of management and shareholders, the Board has adopted stock ownership guidelines for the named executive officers. Our Executive Stock Ownership Guidelines specify a number of shares that our named executive officers must accumulate and hold within five years of the later of the adoption of the guidelines or the appointment of the individual as a named executive officer. The Chief Executive Officer is required to own shares having a value of five times base salary, and the other named executive officers are required to own shares having a value of two times base salary. The Board has adopted a similar policy for directors to require ownership of shares having a value equal to five times the directors’ annual retainer, currently $50,000 per year. These ownership guidelines were adopted on February 23, 2011 and officers and directors have five years after the later to occur of the adoption of the guidelines or the appointment of that individual to comply with the guidelines. The number of shares of our common stock beneficially owned by our named executive officers is shown above in “Beneficial Owners of Securities”. All NEOs other than Mr. Rawlings currently are in compliance with the stock ownership guidelines. Mr. Rawlings is expected to achieve the required ownership within the time period allowed through the vesting of currently held restricted stock.

Tax and Accounting Treatment of the Elements of Executive Compensation

We account for stock-based compensation in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 (ASC 718).

Section 162(m) of the Code generally disallows a tax deduction to public companies for individual compensation paid to the Chief Executive Officer and the other four highest compensated executive officers to the extent the compensation exceeds $1 million in any year. Performance-based compensation paid pursuant to a shareholder-approved incentive plan is not subject to the Section 162(m) limitations if certain requirements are met. Our Performance Cash Plan, 2008 Stock Incentive Plan, and 2012 Equity Incentive Plan all have been approved by our shareholders. These plans are intended to enable the Company to preserve, to the extent practicable, the tax deductibility of incentive awards under Section 162(m).

As part of its role, the Compensation Committee reviews and considers the financial reporting and income tax deductibility of the compensation of our executive officers. Our policy is to utilize available tax deductions whenever appropriate and consistent with our compensation philosophy and objectives. However, the Compensation Committee retains the discretion to provide compensation to our executive officers that may not be fully deductible.

Compensation Risk Assessment

The Compensation Committee believes that its approach to choosing performance metrics and threshold, target and stretch performance levels, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe our overall compensation program provides a reasonable balance between short-term and long-term objectives, which help mitigate the risk of excessive risk-taking in the short term. Further, with respect to our incentive compensation programs, the metrics that determine vesting for our performance shares are company-wide metrics only. In addition, the performance criteria reviewed by our Compensation Committee in determining cash bonuses are company-wide, and our Compensation Committee has used subjective judgment in setting bonus levels for our officers in the past and has authority to exercise negative discretion over bonus payments under the Performance Cash Plan. The Compensation Committee believes that applying company-wide metrics encourages decision making that is in the Company’s best long-term interests and those of our shareholders as a whole and that the multi-year vesting of our equity awards and our use of a combination of options, restricted stock, and performance shares for executive compensation discourages excessive risk-taking and properly accounts for the time horizon of risk.

Clawback/Forfeiture Provisions

We do not have any formal agreements with officers, directors or employees concerning the return of bonuses or other compensation in the event they are found to have engaged in fraudulent or other inappropriate behavior or if performance measures are restated or adjusted in a manner that would reduce payments. We intend to follow the requirements of Section 304 of the Sarbanes-Oxley Act to recover bonus or other incentive-based or equity-based compensation received by our chief executive officer and chief financial officer and any profits they realized from the sale of securities during the relevant periods in the event we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under securities laws and would pursue other available remedies against them or other employees engaged in illegal activities. In addition, we intend to adopt a clawback policy in accordance with the requirements of the Dodd-Frank Act when regulations concerning clawback policies are adopted by the SEC and NYSE. Awards under our 2012 Equity Incentive Plan will be subject to any clawback policy that we adopt.

Anti-Hedging Policy

Our insider trading policies applicable to named executive officers and other officers and directors prohibit transactions in puts, calls and other derivative securities with respect to our securities on an exchange or in any other organized market as well as short sales of our securities. These transactions can hedge against decreases in our stock price and encourage risky behavior. We believe these activities are often perceived as involving insider trading and may focus the holder’s attention on our short-term performance rather than our long-term objectives. In addition, the named executive officers and others subject to this policy may not hold Company securities in a margin account, and may not, without prior approval, pledge Company securities as collateral for any other loan. An exception to this prohibition may be granted in the case of a non-margin loan where the person is able to clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities. No exceptions have been granted, and we are not aware of any of our shares being pledged by our NEOs. We believe these prohibitions are appropriate because a broker is permitted to sell securities in a margin account if the customer fails to meet a margin call, and therefore the securities can be sold at a time when the customer is aware of material nonpublic information about us. Also, a foreclosure sale under any other loan could also occur at a time when the borrower has nonpublic information about us.

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SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of our Chief Executive Officer, our Chief Financial Officer, and each of our next three most highly compensated executive officers serving as of December 31, 2012 (we refer to these five individuals, collectively, as the named executive officers) for the fiscal years ended December 31, 2012, 2011, and 2010. Mr. Barrett and Mr. Reinecke resigned from their respective officer positions in January 2013. Because they held the offices noted as of December 31, 2012, they are included as NEOs in the following tables. Mr. Barrett did not receive any separate compensation as a director. We did not have any pension plans for the past three fiscal years. In addition, our 2010 Deferred Compensation Plan does not provide for above-market or preferential earnings. Therefore, we have not included columns for changes in pension value, or changes in above-market non-qualified deferred compensation earnings in the table below. For additional information concerning the compensation paid to our named executive officers, including the 2010 Deferred Compensation Plan, see the “Compensation Discussion and Analysis” section above.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Nonqualified Deferred Compensation Earnings ($)	Total ($)
Fredrick J. Barrett	2012	$500,000	$—	$1,331,387	$1,008,051	$330,500	$16,980	$41,539	$3,228,457
Chairman; Chief Executive Officer and President (Principal Executive Officer)	2011	$450,000	$—	$634,948	$626,552	$450,000	$16,295	$38,163	$2,215,958
	2010	$435,000	$435,000	$55,235	$1,173,972	$—	$17,160	$—	$2,116,367

R. Scot Woodall	2012	$392,704	$—	$766,702	$604,823	$233,620	$16,980	$31,079	$2,045,908
Chief Operating Officer	2011	$377,600	$—	$373,856	$379,181	$377,600	$16,751	$26,601	$1,551,589
	2010	$350,000	$315,000	$481,942	$690,771	$—	$17,120	$14,652	$1,869,485

Robert W. Howard	2012	$337,867	$—	$611,435	$468,237	$189,830	$16,500	$23,670	$1,647,539
Chief Financial Officer; and Treasurer (Principal Financial Officer)	2011	$324,872	$—	$353,337	$352,097	$308,628	$16,920	$23,316	$1,379,170
	2010	$310,882	$310,882	$23,199	$589,686	$—	$16,920	$13,631	$1,265,200

Stephen W. Rawlings (5)	2012	$303,400	$—	$447,334	$351,800	$150,411	$16,500	$12,603	$1,282,048
Senior Vice President—Operations

Kurt M. Reinecke	2012	$302,580	$—	$455,098	$350,793	$150,004	$16,980	$18,272	$1,293,727
Executive Vice President—Exploration	2011	$283,250	$—	$268,595	$270,844	$254,925	$16,966	$14,594	$1,109,174
	2010	$275,000	$206,250	$16,326	$331,968	$—	$16,245	$9,481	$855,270

(1)	Beginning with 2011, the Company shifted from paying cash bonuses to NEOs in the ultimate discretion of the Compensation Committee to the Performance Cash Plan described in “Compensation Discussion and Analysis—Performance Cash Bonus Plan”. As a result, the cash bonuses for 2011 and 2012 are shown under the column “Non-Equity Incentive Plan Compensation.”
(2)	The amount includes the grant date fair value of stock awards as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation—Stock Compensation.” The grant date fair value of the performance-based awards included in this column is based on the probable outcome of the performance condition, determined as of the grant date. The maximum potential values for those performance-based awards are as follows: Mr. Barrett—$1,928,439; Mr. Woodall—$946,984; Mr. Howard—$844,321; Mr. Rawlings—$632,565; and Mr. Reinecke—$610,572. For the assumptions made in determining fair values, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. The amounts disregard the estimate of forfeitures related to service-based vesting conditions.
(3)	Reflects the total grant date fair value of stock options as calculated in accordance with FASB ASC Topic 718. For the assumptions made in determining fair values, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. The amounts shown disregard the estimate of forfeitures.
(4)	Includes the following amounts of our 401(k) matching contributions for the years indicated, which amounts were paid one-half in cash and one-half in our common stock:

401(k) Matching Contributions 2012
Fredrick J. Barrett	$15,000
R. Scot Woodall	$15,000
Robert W. Howard	$15,000
Stephen W. Rawlings	$15,000
Kurt M. Reinecke	$15,000

(5)	Mr. Rawlings first became a named executive officer in the year ended December 31, 2012.

GRANTS OF PLAN-BASED AWARDS GRANTED DURING 2012

During 2012, we granted equity awards to the named executive officers, which are summarized below. For additional information regarding the compensation paid to our named executive officers, including grants of equity awards, see “Compensation Discussion and Analysis” above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Threshold (#)(2)	Target (#)	Maximum (#)
Fredrick J. Barrett
2011 Performance Cash Bonus Plan		$250,000	$500,000	$1,000,000
2008 Incentive Plan	2/14/2012								87,051	$27.25	$1,008,051
2008 Incentive Plan	2/14/2012							14,678			$399,976
2008 Incentive Plan	3/15/2012					9,423	18,100				$156,876	(5)
2008 Incentive Plan	3/15/2012				9,786	29,357	58,714				$774,536	(5)

R. Scot Woodall
2011 Performance Cash Bonus Plan		$176,717	$353,434	$706,867
2008 Incentive Plan	2/14/2012								52,230	$27.25	$604,823
2008 Incentive Plan	2/14/2012							8,807			$239,991
2008 Incentive Plan	3/15/2012					3,723	7,153				$61,995	(5)
2008 Incentive Plan	3/15/2012				5,871	17,614	35,228				$464,716	(5)

Robert W. Howard
2011 Performance Cash Bonus Plan		$143,593	$287,187	$574,373
2008 Incentive Plan	2/14/2012								40,435	$27.25	$468,237
2008 Incentive Plan	2/14/2012							6,818			$185,791
2008 Incentive Plan	3/15/2012					3,957	7,602				$65,881	(5)
2008 Incentive Plan	3/15/2012				4,545	13,636	27,272				$359,763	(5)

Stephen W. Rawlings
2011 Performance Cash Bonus Plan		$113,775	$227,550	$455,100
2008 Incentive Plan	2/14/2012								30,380	$27.25	$351,800
2008 Incentive Plan	2/14/2012							5,122			$139,575
2008 Incentive Plan	3/15/2012					2,250	4,322				$37,462	(5)
2008 Incentive Plan	3/15/2012				3,415	10,245	20,490				$270,297	(5)

Kurt M. Reinecke
2011 Performance Cash Bonus Plan		$113,468	$226,935	$453,870
2008 Incentive Plan	2/14/2012								30,293	$27.25	$350,793
2008 Incentive Plan	2/14/2012							5,108			$139,193
2008 Incentive Plan	3/15/2012					2,785	5,351				$46,373	(5)
2008 Incentive Plan	3/15/2012				3,405	10,216	20,432				$269,532	(5)

(1)	These equity awards consist of shares under the initial performance grant made in February 2010 and February 2012 for which the performance goals were established in March 2012. Both awards were made pursuant to our 2008 Stock Plan. In accordance with that plan, the fair market value of restricted stock is equal to the closing price of our common stock on the date of grant.
(2)	The 2010 Program performance share awards do not provide for a minimum amount payable for a certain level of performance. If the performance goals are not met at the target level, no shares will vest. Thus, there is no threshold applicable to these awards.
(3)	The option awards issued in 2012 were granted pursuant to our 2008 Stock Plan. In accordance with the 2008 Stock Plan, the exercise price of options is equal to the closing price of our common stock on the date of grant.
(4)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” column were determined in accordance with FASB ASC Topic 718. For additional information concerning our application of FASB ASC Topic 718, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(5)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” column associated with the performance share grants represent the grant date fair value based upon the probable outcome of the performance conditions estimated at the date of grant.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table contains information with respect to outstanding equity awards for the named executive officers at December 31, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Fredrick J. Barrett
2004 Incentive Plan	40,000				$35.28	2/22/2013
2004 Incentive Plan	75,000				$30.42	2/16/2014
2004 Incentive Plan	60,000				$42.83	2/16/2015
2008 Incentive Plan	63,000	21,000	(1)		$23.45	2/16/2016
2008 Incentive Plan	40,000	40,000	(2)		$30.94	2/9/2017
2008 Incentive Plan	8,675	26,025	(3)		$39.02	2/16/2018
2008 Incentive Plan		87,051	(4)		$27.25	2/14/2019
2008 Incentive Plan										18,100	(5)	$321,999
2004 Incentive Plan							9,975	(6)	$177,445
2008 Incentive Plan							14,678	(7)	$261,122
2008 Incentive Plan										29,357	(8)	$522,261

R. Scot Woodall
2004 Incentive Plan	35,000				$33.79	4/9/2014
2004 Incentive Plan	9,000				$42.83	2/16/2015
2004 Incentive Plan	16,000				$46.91	2/16/2015
2008 Incentive Plan	22,010	10,670	(1)		$23.45	2/16/2016
2008 Incentive Plan	12,250	12,250	(2)		$30.94	2/9/2017
2008 Incentive Plan	10,000	10,000	(9)		$35.38	7/30/2017
2008 Incentive Plan	5,250	15,750	(3)		$39.02	2/16/2018
2008 Incentive Plan		52,230	(4)		$27.25	2/14/2019
2008 Incentive Plan										4,271	(5)	$75,981
2008 Incentive Plan										2,882	(10)	$51,271
2004 Incentive Plan							6,500	(11)	$115,635
2008 Incentive Plan							6,300	(6)	$112,077
2008 Incentive Plan							8,807	(7)	$156,677
2008 Incentive Plan										17,614	(8)	$313,353

Robert W. Howard
2004 Incentive Plan	155,000				$32.31	3/30/2014
2004 Incentive Plan	40,000				$42.83	2/16/2015
2008 Incentive Plan	44,175	14,725	(1)		$23.45	2/16/2016
2008 Incentive Plan	20,092	20,092	(2)		$30.94	2/9/2017
2008 Incentive Plan	4,875	14,625	(3)		$39.02	2/16/2018
2008 Incentive Plan		40,435	(4)		$27.25	2/14/2019
2008 Incentive Plan										7,602	(5)	$135,240
2008 Incentive Plan							5,850	(6)	$104,072
2008 Incentive Plan							6,818	(7)	$121,292
2008 Incentive Plan										13,636	(8)	$242,584

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen W. Rawlings
2008 Incentive Plan	10,000	10,000	(12)		$40.68	12/6/2017
2008 Incentive Plan	3,125	9,375	(3)		$39,02	2/16/2018
2008 Incentive Plan		30,380	(4)		$27.25	2/14/2019
2008 Incentive Plan										4,322	(5)	$76,888
2004 Incentive Plan							2,500	(13)	$44,475
2008 Incentive Plan							3,750	(6)	$66,713
2008 Incentive Plan							5,122	(7)	$91,120
2008 Incentive Plan										10,245	(8)	$182,259

Kurt M. Reinecke
2004 Incentive Plan	16,200				$35.28	2/22/2013
2004 Incentive Plan	30,000				$30.42	2/16/2014
2004 Incentive Plan	28,000				$42.83	2/16/2015
2004 Incentive Plan	34,860	11,620	(1)		$23.45	2/16/2016
2008 Incentive Plan	11,311	11,311	(2)		$30.94	2/9/2017
2008 Incentive Plan	3,750	11,250	(3)		$39.02	2/16/2018
2008 Incentive Plan		30,293	(4)		$27.25	2/14/2019
2008 Incentive Plan										5,351	(5)	$95,194
2008 Incentive Plan							4,500	(6)	$80,055
2008 Incentive Plan							5,108	(7)	$90,871
2008 Incentive Plan										10,216	(8)	$181,743

(1)	These options were granted on February 10, 2009 and vest 25% on each of February 16, 2010, 2011, 2012, and 2013.
(2)	These options were granted on February 9, 2010 and vest 25% on each of February 16, 2011, 2012, 2013, and 2014.
(3)	These options were granted on February 8, 2011 and vest 25% on each of February 16, 2012, 2013, 2014, and 2015.
(4)	These options were granted on February 14, 2012 and vest 25% on each of February 16, 2013, 2014, 2015, and 2016.
(5)	These nonvested performance shares were granted on February 9, 2010. Vesting is contingent upon meeting certain operational, financial and market metrics that are selected by the Compensation Committee for each year in a four-year performance period, commencing in 2010 and ending in 2014. The performance shares contingently vest each year depending on the level at which the performance goals are achieved. Each year during the four year period, it is possible for up to 50% of the original shares to vest based on meeting the performance goals. As of December 31, 2012, the performance conditions for the vesting of these shares had not yet been established. Nonvested performance shares held by Mr. Barrett and Mr. Reinecke upon their separations from the Company in 2013 were forfeited.
(6)	These nonvested shares of restricted common stock were granted on February 8, 2011 and vest 25% on each of February 16, 2012, 2013, 2014, and 2015.
(7)	These nonvested shares of restricted common stock were granted on February 14, 2012 and vest 25% on each of February 16, 2013, 2014, 2015, and 2016.
(8)	These nonvested performance shares were granted on March 15, 2012. Vesting is contingent upon meeting certain operational, financial and market metrics that are selected by the Compensation Committee. The performance shares contingently vest on February 16, 2015 depending on the level at which the performance goals are achieved. It is possible for up to 200% of the original shares to vest based on meeting the performance goals. The performance conditions for the vesting of these shares was established by the Compensation Committee on March 15, 2012. For additional information concerning our performance goals, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. Nonvested performance shares held by Mr. Barrett and Mr. Reinecke upon their separations from the Company in 2013 were forfeited.
(9)	These options were granted on July 30, 2010 and vest 25% on each of July 30, 2011, 2012, 2013, and 2014.
(10)	These nonvested performance shares were granted to Mr. Woodall on July 30, 2010. Vesting is contingent upon meeting certain operational, financial and market metrics that are selected by the Compensation Committee for each year in a four-year performance period, commencing in 2010 and ending in 2014. The performance shares contingently vest each year depending on the level at which the performance goals are achieved. Each year during the four year period, it is possible for up to 50% of the original shares to vest based on meeting the performance goals. As of December 31, 2012, the performance conditions for the vesting of these shares had not yet been established.
(11)	These nonvested shares of restricted common stock were granted on July 30, 2010 and vest 25% on each of July 30, 2011, 2012, 2013, and 2014.
(12)	These options were granted on December 6, 2010 and vest 25% on each of December 6, 2011, 2012, 2013, and 2014.
(13)	These nonvested shares of restricted common stock were granted on December 6, 2010 and vest 25% on each of December 15, 2011, 2012, 2013, and 2014.

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table contains information with respect to the named executive officers concerning option exercises and vesting of restricted stock during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Fredrick J. Barrett	0	$0	12,288	$345,573
R. Scot Woodall	0	$0	8,890	$224,915
Robert W. Howard	0	$0	5,713	$161,392
Stephen W. Rawlings	0	$0	4,640	$119,005
Kurt M. Reinecke	0	$0	4,148	$117,181

NON-QUALIFIED DEFERRED COMPENSATION FOR 2012

Pursuant to the 2010 Deferred Compensation Plan, a participant can contribute up to 90% of a participant’s combined base salary and actual bonus earned after reaching the Code Section 415 limit of the 2010 Deferred Compensation Plan on a before-tax basis. In total, we will match the deferred amount up to 6% of the participant’s cash salary and bonus. The Compensation Committee has the discretion to discontinue or modify the match if business conditions warrant. All amounts deferred and matched under the plan vest immediately. The deferred amounts are payable to the participants at a time pre-selected by the participants, which can include separation from employment, death or disability, a change in control of us, or a set in-service date. The amount of the payouts will be tied to actual investment returns for mutual funds chosen by the participants from a group of mutual funds selected by the plan committee.

The following table summarizes the named executive officers’ compensation for 2012 under the 2010 Deferred Compensation Plan.

Name	Executive Contributions in 2012 ($) (1)	Company Contributions in 2012 ($) (1)	Aggregate Earnings (Losses) in 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2012 ($)(2)
Fredrick J. Barrett	$41,539	$41,539	$11,745	$—	$169,096
R. Scot Woodall	$31,079	$31,079	$17,563	$—	$164,955
Robert W. Howard	$23,670	$23,670	$—	$(27,262)	$93,972
Stephen W. Rawlings	$18,904	$12,603	$1,651	$—	$34,958
Kurt M. Reinecke	$18,272	$18,272	$6,020	$(21,216)	$69,456

(1)	The amounts reflected as Company Contributions above are included in the Summary Compensation Table under “Non-Qualified Deferred Compensation Earnings.” Executive Contributions reflected above are made monthly during the fiscal year and are based on the employee’s elected deferral percentage rate. These contributions are based on base salary and bonus. Executive Contributions are reported as salary and bonus in the Summary Compensation Table.
(2)	Of this balance, the following amounts were reported as compensation for each named executive officer and included in the Summary Compensation Table for the year ended December 31, 2011: Mr. Barrett $38,163; Mr. Woodall $26,601; Mr. Howard $23,316; Mr. Rawlings $900; and Mr. Reinecke $14,594; and for the year ended December 31, 2010: Mr. Barrett $0; Mr. Woodall $33,491; Mr. Howard $27,262; Mr. Rawlings $0; and Mr. Reinecke $19,923.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes estimated payments that would be payable to our named executive officers assuming that their employment terminated on December 31, 2012 within one year following a change in control pursuant to the “double trigger” provisions of their change-in-control agreements, as described below. No payment would be required in the event of a voluntary termination (other than for good reason, in which event the payments summarized below would apply), a termination by us or our successor for cause or a termination by us before a change in control (unless the termination was within 30 days prior to the change in control in anticipation of the change in control, in which event the payments summarized below would apply). According to the terms of our equity plans and the grants of options and shares pursuant to those plans, the vesting of those grants automatically accelerates upon a change in control notwithstanding the double trigger provisions of the change-in-control agreements.

POTENTIAL PAYMENTS UPON TERMINATION AFTER

A CHANGE IN CONTROL AS OF DECEMBER 31, 2012

Name	Severance Payment (3 times salary and bonus) ($)	Value of Accelerated Equity Grants ($)(1)	Estimated Tax “Gross Up” Payment ($)(2)	Lump Sum Payment for Benefits ($)(3)	Lump Sum for Outplacement Services ($)	Total Estimated Benefit ($)
Fredrick J. Barrett	$2,825,000	$806,538	$0	$78,963	$4,500	$3,715,001
R. Scot Woodall	$2,303,360	$441,509	$0	$78,963	$4,500	$2,828,332
Robert W. Howard	$1,939,750	$409,720	$0	$57,174	$4,500	$2,411,144
Stephen W. Rawlings	$1,590,500	$190,179	$664,839	$87,332	$4,500	$2,537,350
Kurt Reinecke	$1,662,850	$298,804	$0	$78,963	$4,500	$2,045,117

(1)	Assuming the acceleration of unvested options and restricted stock grants held at December 31, 2012 based on the closing stock price on the NYSE on December 31, 2012, the last trading day before year end, of $17.79 per share.
(2)	The calculation for a gross up payment assumes that, if the excess of the severance payment plus the present value of accelerated equity grants plus the outplacement of services plus payment for continuation of benefits over the five year average W-2 wages results in an excise tax pursuant to the Code, a gross up will be paid to the named executive officers to compensate for the excise tax.
(3)	Based on the cost to provide benefits on December 31, 2012.

The following is a summary of the material terms of the change-in-control agreements for our chief executive officer, chief operating officer, chief financial officer, executive vice presidents, and senior vice presidents (the “Senior Executive Officers”), including the named executive officers:

•

The agreements have a “double trigger” so that they are triggered when there is both a change in control of the Company, and the person’s employment is terminated within one year after the change in control other than a termination by us for cause or by the Senior Executive Officer without good reason. We believe that providing severance benefits in this situation is appropriate in order to ensure that our Senior Executive Officers are committed to completing a transaction that may be in the best interests of our shareholders without concerns for his or her job security. In the event both triggers occur, Senior Executive Officers will receive:

¡

A severance payment equal to three times the Senior Executive Officer’s highest cash compensation, including bonus, paid during a consecutive 12 month period in any of the three years preceding the termination. This amount is payable in a lump sum.

¡	Payment of a lump sum amount equivalent to the cost to continue all life, disability, accident, and health insurance, or reasonably equivalent benefits, for 36 months after termination.

¡	Payment of $7,500 for outplacement services to assist the Senior Executive Officer in obtaining new employment.

¡

An additional amount, or a tax “gross up” payment, equal to the amount, if any, of excise and related income tax payable by Senior Executive Officers under the golden parachute provisions of the Code. The payment of this “gross up” amount is intended to provide the Senior Executive Officer with the full amount of the severance payment determined under the agreement.

•

Our stock incentive plans for all employees, including Senior Executive Officers, provide for accelerated vesting of all unvested stock options and accelerated lapsing of all restrictions on restricted stock grants upon the occurrence of the change in control, regardless of whether the officer or employee is terminated.

•

Upon termination of employment for any reason and not only after a change in control, the Senior Executive Officer will not solicit any of our employees for a period of one year after the termination of the Senior Executive Officer’s employment.

•	The agreements also contain a requirement that the Senior Executive Officer keep our nonpublic information confidential.

Generally, pursuant to the agreements, a change in control is deemed to occur if any of the following occurs:

•	Someone acquires 30% or more of our common stock;

•

The individuals who are members of our Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board unless approved by a vote of at least two-thirds of the then Incumbent Board;

•	We consummate a merger, consolidation, or reorganization, unless certain circumstances are met;

•	Our complete liquidation or dissolution; or

•	The sale or other disposition of all or substantially all of our assets.

Generally, a termination by the employee for “good reason” requires the following:

•	Assignment to the employee of duties inconsistent with, or a substantial alteration in the nature of, the employee’s responsibilities in effect immediately prior to the change in control;

•

A reduction in either the employee’s salary or target bonus (if a target bonus has been established for the employee) as each is in effect on the date of a change in control, or the discontinuance or material adverse alteration of any material pension, welfare or fringe benefit enjoyed by the employee on the date of a change in control;

•

Relocation of the employee’s place of employment to any place in excess of 50 miles from the employee’s place of employment immediately prior to the change in control without the employee’s written consent;

•	Material breach by us of the change-in-control agreement that is not cured in the appropriate period; or

•	Failure by us to have our obligations under the change-in-control agreement assumed by any successor company.

Generally, “cause” means:

•

If the officer is party to an employment agreement or similar agreement with us and that agreement includes a definition of cause, the definition contained in that agreement applies (no officers currently have employment or similar agreements).

•	If no employment or similar agreement exists, it means:

¡	The officer’s failure to perform the duties reasonably assigned to him or her;

¡	Our good faith finding of the officer’s dishonesty, gross negligence, or misconduct;

¡	A material breach by the officer of any of our written employment policies or rules; or

¡	The officer’s conviction for, or his or her plea of guilty or nolo contendere to, a felony or any other crime which involves fraud, dishonesty, or moral turpitude.

INDEMNIFICATION AGREEMENTS

We have entered into an indemnification agreement with each of our directors and executive officers. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our Restated Certificate of Incorporation, Bylaws, and applicable law.

DIRECTOR COMPENSATION

Our directors who are not our employees (“Outside Directors”) receive an annual retainer of $50,000 payable quarterly and a meeting attendance fee of $1,000 for each Board and committee meeting attended. The Chair of the Audit Committee receives an additional annual retainer of $25,000 and the chairs of other standing committees receive an additional annual retainer of $10,000. Until January 7, 2013, the Lead Director also received an additional annual retainer of $50,000, as well as a fee of $1,000 for each meeting with management, not including telephone meetings or meetings on days on which other Board or Committee meetings occur. All retainers and meeting fees are payable in cash subject to the ability to receive those fees in the form of restricted common stock units as described below. On January 7, 2013, the then Lead Director, Jim W. Mogg, was named Chairman of the Board following the resignation of Fredrick J. Barrett as Chairman of the Board and Chief Executive Officer. Mr. Mogg will be compensated as follows for serving as Chairman of the Board: (i) an annual retainer of $140,000, payable in equal quarterly installments at the end of each calendar quarter (the “Chairman Retainer”) and (ii) during the period until the Board has approved the appointment of a permanent Chief Executive Officer, in addition to the Chairman Retainer, $35,000 per month.

The Outside Directors also receive annual compensation in the form of equity to better align their interests with the interests of our shareholders. Beginning in calendar year 2012, the equity portion of the compensation for Outside Directors is paid in the form of restricted common stock units having a fair market value of $130,000. The restricted stock units are granted to each Outside Director on June 1 of each calendar year (the “Date of Grant”). All restricted common stock units are settled through the issuance of common stock valued on the Date of Grant. Unless the director has elected a later settlement date before the Date of Grant, the restricted common stock units are settled on the earlier to occur of the first anniversary of the Date of Grant or the date that the Outside Director ceases to be a director other than as a result of removal from office. Beginning in 2012, Outside Directors elected other than at an annual meeting of shareholders are eligible for a partial equity award. If elected on or before August 31, the director will receive restricted common stock units with a fair market value of $130,000. If elected between September 1 and November 30, the director will receive restricted common stock units in with a fair market value of $97,500. If elected between December 1 and February 28, the director will receive restricted common stock units with a fair market value of $65,000. If elected on or after March 1, no restricted common stock units will be granted until the next June 1 Date of Grant.

Outside Directors may elect to receive all or a portion of their cash compensation for a calendar year in the form of restricted common stock units. After each quarter, shares with a fair market value equal to the fees payable for that quarter, calculated in accordance with the applicable plan, using the closing price on the NYSE on the last trading day of the quarter, will be delivered to each Outside Director who elected before that calendar year to receive shares in payment of the director fees.

All directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees and director education programs.

The table below sets forth the compensation for our Outside Directors for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Carin M. Barth	$0	$170,963	$0	$170,963
James M. Fitzgibbons (3)	$27,667	$0	$0	$27,667
Randy A Foutch (4)	$0	$0	$148,150	$148,150
Kevin O. Meyers	$81,000	$194,973	$0	$275,973
Jim W. Mogg	$0	$280,945	$0	$280,945
William F. Owens	$41,000	$165,989	$0	$206,989
Edmund P. Segner, III	$97,000	$129,995	$0	$226,995
Randy I. Stein	$103,000	$129,995	$0	$232,995
Michael E. Wiley	$48,000	$177,982	$0	$225,982

(1)	For each director other than Mr. Fitzgibbons and Mr. Foutch, this column includes $129,995, which is the grant date fair value of the awards as calculated in accordance with ASC Topic 718, of the portion of each director’s annual compensation paid in the form of restricted common stock units. This amount disregards the estimate of forfeitures. In February 2012, the Board approved an additional grant of restricted common stock units to Dr. Meyers in an amount equal to $65,000 for the equity portion of his compensation for the partial year of service prior to his full year grant in June 2012. This column also includes the dollar amount of director fees that were paid in the form of our common stock and restricted common stock units. After each quarter, shares or restricted common stock units with a value equal to the fees payable for that quarter, calculated using the closing price on the NYSE on the last trading day of the quarter, are delivered to the directors who elected before that quarter to receive shares or restricted common stock units in payment of the director fees. We began issuing restricted common stock units for director fees on July 1, 2012.
(2)	As of December 31, 2012, each director held the following number of outstanding options and restricted common stock units:

Non-Employee Director	Options	Restricted Stock Units
Carin M. Barth	0	6,069
James M. Fitzgibbons	0	0
Randy A. Foutch	0	0
Kevin O. Meyers	0	7,186
Jim W. Mogg	40,000	7,186
William F. Owens	7,500	7,186
Edmund P. Segner, III	20,000	7,186
Randy I. Stein	50,000	7,186
Michael E. Wiley	50,000	7,186

(3)	Mr. Fitzgibbons’ term as a director expired following the election of directors on May 10, 2012 as a result of Mr. Fitzgibbons not standing for re-election due to our director retirement age policy.
(4)	Mr. Foutch resigned on August 23, 2011. In January 2012, we extended the exercise period to February 15, 2012 for the 35,000 exercisable options held by Mr. Foutch upon his resignation. For financial reporting purposes and in accordance with ASC Topic 718, these options were treated as a new grant during the year ended December 31, 2012.

Approval of Related Party Transactions

The Charter of the Nominating and Corporate Governance Committee provides for that Committee to review and approve, deny or ratify all related party transactions between the Company and related persons that are required to be disclosed under SEC rules. Related party transactions are strongly discouraged. All proposed related party transactions are disclosed to, and subject to approval by, the Nominating and Corporate Governance Committee and are considered on a case-by-case basis. There were no related party transactions in 2012.

Relationships of Officers and Directors

Fredrick J. Barrett, our former Chief Executive Officer, former Chairman of the Board and a former director, is the brother of Terry R. Barrett, our Senior Vice President—Rockies Exploration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common stock.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all required reports of our officers, directors and greater than ten percent shareholders under Section 16(a) were timely filed during the year ended December 31, 2012.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics governing business conduct and relevant actions of our officers, directors, employees, and certain other persons who have relationships or dealings with us. The Code of Business Conduct and Ethics includes our code of ethics for senior financial management. The Code of Business Conduct and Ethics also sets forth procedures for reporting concerns about accounting, auditing, internal controls, financial, or other matters. The Code of Business Conduct and Ethics also provides a mechanism for reporting any written concerns or questions. Any concerns submitted on an anonymous basis related to financial matters will be directed to the Audit Committee, while any questions relating to any other matter will be directed to our legal counsel or human resources department. A current copy of the Code of Business Conduct and Ethics is posted on our website at www.billbarrettcorp.com and a printed copy may be obtained by sending a request to our Corporate Secretary at our corporate headquarters. Any amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller (or persons performing similar functions) is required to be approved by the Audit Committee, will be disclosed in accordance with the relevant rules and regulations of the SEC and will be posted on our website.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The Committee has reviewed and discussed with management and Deloitte & Touche LLP, our independent registered public accounting firm, the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

The Audit Committee also has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended and as superseded by Auditing Standards No. 114, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP such independent accountants’ independence. No services, other than audit and audit-related services, were performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2012. The Audit Committee believes that the provision of those services by Deloitte & Touche LLP to the Company and its subsidiaries is compatible with maintaining the principal auditors’ independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Respectfully submitted,

Randy I. Stein, Chair

Kevin O. Meyers

Edmund P. Segner, III

Michael E. Wiley

PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This is sometimes referred to as “say-on-pay”. Approximately 97% of those shareholders casting votes at our 2012 annual meeting of shareholders (excluding broker non-votes) voted to approve our executive compensation as described in the proxy statement for the 2012 annual meeting of shareholders. We considered the results of this vote in 2012 to be an affirmation of our compensation philosophy. In accordance with the preferences of our shareholders as expressed at our 2011 annual meeting of shareholders, we are providing shareholders with the opportunity to approve the compensation of our named executives at each annual meeting of shareholders.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to encourage growth in our oil and natural gas reserves, production, cash flow, and profitability while focusing on controlling costs and achieving attractive returns on capital in order to enhance long-term shareholder value.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our shareholders’ concerns.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal No. 2. Broker non-votes will have no effect on the outcome of the proposal.

Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Deloitte & Touche LLP, 555 Seventeenth Street, Suite 3600, Denver, Colorado 80202, as our independent registered public accounting firm to examine and audit our financial statements for the year ending December 31, 2013. Services provided to us by Deloitte & Touche LLP during 2012 are described under “Fees to Independent Auditors” below. The Audit Committee has considered the audit fees and other fees paid to Deloitte & Touche LLP, as discussed below, and has determined that the payment of such fees is compatible with maintaining the independence of Deloitte & Touche LLP. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will be given the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.

Although ratification by the shareholders is not required by law, the Board has determined that it is desirable to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of financial controls and reporting. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of our shareholders and us. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013 requires the affirmative vote of a majority of the votes cast affirmatively or negatively. Broker non-votes will have no effect on the outcome of the proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP. PROXIES WILL BE VOTED “FOR” THE PROPOSAL UNLESS OTHERWISE SPECIFIED.

Fees to Independent Auditors

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for its audit of our annual financial statements, its review of our quarterly financial statements, and the audit of our internal controls as required under the Sarbanes-Oxley Act of 2002, were $625,000 and $625,000 for 2011 and 2012, respectively.

Audit-Related Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of audit or review of our financial statements for 2011 and 2012 were $70,400 and $46,000, respectively. The 2011 fees were incurred in connection with the review of documents with regard to our senior notes offerings in September 2011 and the 2012 fees were incurred in connection with the review of documents with regard to our senior notes offering in March 2012 and the filing of registration statements on Forms S-3 and S-8 during 2012.

Tax Fees

None.

All Other Fees

None.

Audit Committee Pre-Approval

Our Audit Committee Charter provides that either (1) the Audit Committee shall pre-approve all auditing and non-auditing services of the independent auditor, subject to de minimis exceptions for other than audit, review, or attest services that are approved by the Audit Committee prior to completion of the audit; or (2) that the engagement of the independent auditor be entered into pursuant to pre-approved policies and procedures established by the Audit Committee, provided that the policies and procedures are detailed as to the particular services and the Audit Committee is informed of each service. The Audit Committee pre-approved all of Deloitte & Touche LLP’s fees for audit services in 2011 and 2012. Except as indicated above, there were no fees other than audit and audit-related fees for 2011 and 2012, and Deloitte & Touche LLP performed all the services described above with its full-time permanent employees.

OTHER BUSINESS

The Board of Directors is not aware of any other matters that are to be presented at the annual meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting. Nevertheless, if other matters should properly come before the annual meeting, the shareholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, will vote on such matters in accordance with their judgment. See “Proposals By Individual Shareholders; Discretionary Authority To Vote Proxies” below.

PROPOSALS BY INDIVIDUAL SHAREHOLDERS;

DISCRETIONARY AUTHORITY TO VOTE PROXIES

In order to be considered for inclusion in our proxy statement and form of proxy relating to the next annual meeting of shareholders following the end of our 2013 fiscal year, proposals by individual shareholders must be received by us no later than December 5, 2013. Shareholder proposals also must comply with certain SEC rules and regulations.

Proposals that are not included in our proxy statement will be considered timely and may be presented at next year’s annual meeting only if the advance notice provisions of our Bylaws are satisfied. To be considered timely, proposals by shareholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of shareholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting or if no such meeting was held in the preceding year, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. A shareholder must also comply with certain other provisions of our Bylaws. A description of the procedures that must be followed by shareholders submitting proposals to nominate directors is described in greater detail above under “Proposal No. 1—Election of Directors.” For a copy of our Bylaws, please check our website at www.billbarrettcorp.com (click on Corporate Governance under Investor Relations) or contact our Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy solicitation materials, we and some brokers may take advantage of the SEC’s “householding” rules. These householding rules permit the delivery of only one set of proxy solicitation materials to shareholders who share the same address, unless otherwise requested. Any shareholder of record who shares an address with another shareholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge and/or request future delivery of separate materials upon writing our Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202 or calling (303) 293-9100. Likewise, any shareholder of record who shares an address with another shareholder of record and who has received multiple sets of proxy solicitation materials may request future delivery of a single copy of those materials upon writing our Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202 or calling (303) 293-9100.

AVAILABILITY OF REPORTS ON FORM 10-K

UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012 TO ANY OF OUR SHAREHOLDERS OF RECORD, OR TO ANY SHAREHOLDER WHO OWNS OUR COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER AS NOMINEE, AT THE CLOSE OF BUSINESS ON MARCH 11, 2013. ANY REQUEST FOR A COPY OF OUR ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO OUR CORPORATE SECRETARY, BILL BARRETT CORPORATION, 1099 18th STREET, SUITE 2300, DENVER, COLORADO 80202, OR BY CALLING (303) 293-9100.

This notice and proxy statement are sent by order of the Board of Directors.

Dated: March 28, 2013	Francis B. Barron Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 10, 2013. You are requested to cast your proxy as instructed in the Important Notice Regarding the Availability of Proxy Materials whether or not you expect to attend the meeting in person. You may request paper copies of the proxy materials free of charge by following the instructions on the Important Notice Regarding the Availability of Proxy Materials. If you request a paper proxy, please complete, date, and sign the enclosed form of proxy card and return it promptly in the envelope provided. By submitting your proxy promptly, you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. We encourage you to vote via the Internet.

*  *  *  *  *

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Mountain Time, May 10, 2013.
Vote by Internet
• Go to www.envisionreports.com/BBG
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

]

A	Proposals — The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Carin M. Barth	☐	☐	02 - Kevin O. Meyers	☐	☐	03 - Edmund P. Segner, III	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Proposal to approve an advisory resolution regarding executive compensation (“Say-on-Pay”).	☐	☐	☐	3. Proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2013 Annual Meeting

2013 Annual Meeting of

Bill Barrett Corporation Shareholders

May 10, 2013, 8:30 a.m., Local Time

The Ritz-Carlton Denver Ballroom

1881 Curtis Street

Denver, CO 80202

Upon arrival, please check in at the registration desk outside the ballroom.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BILL BARRETT CORPORATION

Notice of 2013 Annual Meeting of Shareholders

The Ritz-Carlton Denver Ballroom

1881 Curtis Street

Denver, Colorado 80202

Proxy Solicited by Board of Directors for Annual Meeting — May 10, 2013

R. Scot Woodall or Francis B. Barron, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Bill Barrett Corporation to be held on May 10, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)